Exhibit 10.21

INTEREST CONTRIBUTION AGREEMENT

by and among

DK ESPLANADE, LLC, a Florida limited liability company, and

DK ESPLANADE II, LLC, a Florida limited liability company

collectively, the Contributors,

DEBARTOLO DEVELOPMENT, LLC,

a Delaware limited liability company,

as the Contributors’ Representative,

APARTMENT TRUST OF AMERICA HOLDINGS, L.P.,

a Virginia limited partnership,

as the Partnership

and

APARTMENT TRUST OF AMERICA, INC.,

a Maryland corporation

August 3, 2012

Esplanade Apartments

Orlando, Florida

i

SECTION 6. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS; PARTNERSHIP’S INDEPENDENT INVESTIGATION; ACCESS	25
6.1 Representation and Warranties of Contributors	25
6.2 Due Diligence Materials	35
6.3 Access	35

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP AND ATA.	36
7.1 Organization and Authorization	36
7.2 No Consents	36
7.3 No Conflicting Agreements	36
7.4 Litigation	37
7.5 Authorization of Issuance of Securities	37
7.6 No Registration of Securities	37
7.7 Integration	37

SECTION 8. INTERIM OPERATION OF THE PROPERTY AND ADDITIONAL COVENANTS.	38
8.1 Compliance with Laws and Permitted Encumbrances	38
8.2 General Operation	38
8.3 Maintenance; Contracts	38
8.4 New Leases; Vacant Units	39
8.5 Audits of the Property and Operations	39
8.6 Financial Information	39
8.7 Extraordinary Actions	39
8.8 Capital Improvements	39
8.9 Delivery and Use of Annual Financial Statements	40
8.10 Exclusivity	40
8.11 Tax Change Notices; Other Events	40
8.12 Commercially Reasonable Efforts	40
8.13 Admission to Partnership	40

SECTION 9. APPORTIONMENTS; CLOSING COSTS.	41
9.1 Apportionments	41
9.2 Closing Costs.	44

SECTION 10. TERMINATION; REMEDIES FOR PRE-CLOSING DEFAULTS.	44
10.1 Termination	44
10.2 Effect of Termination	44
10.3 Partnership’s Remedies for Pre-Closing Default	44
10.4 Contributors’ Remedy for Pre-Closing Default	45
10.5 Limitations on Liability.	46

SECTION 11. INDEMNIFICATION.	47
11.1 Contributor’s Indemnity	47
11.2 Partnership’s Indemnity	48
11.3 Indemnification Procedure	48
11.4 Survival	48

SECTION 12. TAX MATTER	48
12.1 Tax Matters	49
12.2 Allocation of Taxes	49
12.3 Cooperation	50
12.4 Tax Returns.	50
12.5 Claims; Tax Proceedings	51
12.6 Certain Tax Elections	51
12.7 Other Treatment.	51
12.8 Other Provisions	51
12.9 Survival	51

SECTION 13. MISCELLANEOUS.	52
13.1 Drafts not an Offer to Enter into a Legally Binding Contract	52
13.2 Brokerage Commissions	52
13.3 Publicity	52
13.4 Notices.	53
13.5 Waivers, Etc	54
13.6 Assignment; Successors and Assigns	54
13.7 Severability	55
13.8 Counterparts, Entire Agreement, Amendments	55
13.9 Governing Law; Jurisdiction; Waiver of Jury Trial.	55
13.10 Performance on Business Days	56
13.11 Attorneys’ Fees	56
13.12 Relationship	56
13.13 Section and Other Headings	56
13.14 Further Assurances	56
13.15 Force Majeure	56
13.16 Time of Essence	57
13.17 Contributors’ Representative	57
13.18 All or Nothing Transaction	58
13.19 Survival	58
13.20 ATA’s SEC Filings	58
13.21 Legends.	59

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Legal Description of the Land
Exhibit B	Rent Roll
Exhibit C	Loan Documents
Exhibit D	Form of Tax Protection Agreement
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Interest Assignments
Exhibit G	Form of Loan Indemnification Agreement
Exhibit H	Release of Claims
Exhibit I	Form of Audit Inquiry Letter
Exhibit J	Form of Joinder to Registration Rights Agreement
Exhibit K	Form of Amendment to Partnership Agreement
Exhibit L	Form of Governance Agreement
Exhibit M	Form of Articles Supplement
Exhibit N	Form of Cash Investment Agreement
Exhibit O	Form of Escrow Agreement
Exhibit P	Form of Joinder to Partnership Agreement

Schedule 1	List of Other Contribution Agreements
Schedule 2.2(c)	Objections List
Schedule 3.2(c)(ii)	List of Contributors Eligible for Tax Protection
Schedule 6.1(b)	Capitalization and Title to Interests
Schedule 6.1(d)	List of Subsidiaries
Schedule 6.1(i)	Leased FF&E
Schedule 6.1(j)	Schedule of Non-Terminable Contracts
Schedule 6.1(l)	Litigation
Schedule 6.2	List of Due Diligence Materials
Schedule 8.8	Required Capital Improvements

INTEREST CONTRIBUTION AGREEMENT

THIS INTEREST CONTRIBUTION AGREEMENT (this “Agreement”) is made effective as of August 3, 2012 (the “Effective Date”), by and among (i) DK ESPLANADE, LLC, a Florida limited liability company, and DK ESPLANADE II, LLC, a Florida limited liability company (collectively, the “Contributors”), (ii) DEBARTOLO DEVELOPMENT, LLC, a Delaware limited liability company (the “Contributors’ Representative”), (iii) APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership, or its successors and assigns (the “Partnership”), and (iv) APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (“ATA”).

W I T N E S S E T H :

WHEREAS, the Contributors own directly, beneficially and of record, one hundred percent (100%) of the membership interests in ESPLANADE APARTMENTS, LLC, a Florida limited liability company (referred to herein as the “Contributed Entity” or the “Property Owner”); and

WHEREAS, all of the outstanding membership interests in the Contributed Entity are collectively referred to herein as the “Interests”; and

WHEREAS, the Property Owner is the owner of the real property located in Orlando, Florida, and more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”), together with the improvements located thereon, commonly known as “Esplanade Apartments”; and

WHEREAS, ATA is the general partner of the Partnership, and ATA holds its assets and conducts its operations through the Partnership; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the ATA and others have entered into a securities purchase agreement with the investors named therein, in the form attached hereto as Exhibit N (the “Cash Investment Agreement”), relating to the cash investment by such investors, in one or more tranches, in exchange for the securities and other consideration set forth therein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Partnership, ATA, Elco Landmark Residential Holdings LLC, and Elco Landmark Residential Management LLC have entered into the Master Contribution Agreement and various interest contribution agreements with one or more Affiliates of the parties to the Master Contribution Agreement; and

WHEREAS, the Partnership, the Contributors and their Affiliates, as applicable, also have executed and delivered certain other agreements and instruments, both pursuant to this Agreement and the Other Contribution Agreements, all of which have been delivered to Goulston & Storrs, P.C. in its capacity as escrow agent (“Escrow Agent”), to be held by Escrow Agent in escrow pending the applicable Subsequent Closings under this Agreement and such Other Contribution Agreements pursuant to their terms and to the terms of that certain Escrow Agreement dated as of the date hereof by and between the parties and the Escrow Agent in the form attached hereto as Exhibit O; and

WHEREAS, the Contributors wish to contribute the Interests in the Contributed Entity to the Partnership, and the Partnership wishes to acquire (either directly or through an Affiliate to which the Partnership may assign its rights hereunder) the Interests in the Contributed Entity and thereby acquire all of the Contributed Entity’s right, title and interest in and to the Property Owner upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Contributors and the Partnership hereby agree as follows:

SECTION 1.	DEFINITIONS.

Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below (such definitions to be equally applicable to both the singular and plural forms of the terms defined). When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference is to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein are deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section reference is expressly indicated, the entire Agreement rather than any specific Section. The word “or” has, except as otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

“Accredited Investors” shall have the meaning set forth in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

“Act of Bankruptcy” shall mean: (i) if a party hereto or any general partner, manager or any Person with a Controlling Interest thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property; (b) admit in writing its inability to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); (e) be adjudicated a bankrupt or insolvent; (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts; (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner; (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets; or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or (iii) an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

“Additional Exception” shall have the meaning given such term in Section 2.2(d).

“Adverse Consequences” shall mean all liabilities, demands, claims, actions, causes of action, costs, expenses, damages (including incidental, special, but excluding consequential and punitive damages and lost profits), Taxes, losses, penalties, fines, judgments or amounts paid in settlement, including reasonable attorneys’ and accountants’ fees, including, without limitation, all Adverse Consequences incurred by the Contributed Entity. The term Adverse Consequences expressly includes any consequences arising from the Partnership’s sending, or failure to send, any filings relating to Transfer Taxes due, or otherwise, in connection with the transactions contemplated by this Agreement, including any interest, penalties or reassessment of the value of the Property for purposes of ad valorem taxes, and the Partnership’s failure to pay any Transfer Taxes due in connection with the transactions contemplated by this Agreement.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, under common control with, or having a Controlling Interest in that Person and any officer, director or controlling person of that Person. For purposes of this Agreement, each Contributor and the Contributed Entity is an Affiliate of each other Contributor and the Contributed Entity.

“Agreed Contribution Value” shall mean the aggregate amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000.00), subject to the adjustments, credits and prorations as provided herein, payable in accordance with the provisions of Section 3.2.

“Agreement” shall mean this Interest Contribution Agreement, together with all Exhibits and Schedules attached hereto, as it and they may be amended from time to time as herein provided.

“Annual Financial Statements” shall mean the audited financial statements of the Contributed Entity, on a consolidated basis to the extent applicable, as of and for the fiscal years ended December 31, 2009, 2010 and 2011.

“Articles Supplement” shall mean the supplement to the Charter in substantially the form attached hereto as Exhibit M.

“As-Built Drawings” shall mean, with respect to the Real Property, the final “as-built” plans and specifications for the Improvements, which are to be furnished by the Contributor to the Partnership pursuant to Section 3.5(c).

“Assignment and Assumption Agreement” shall have the meaning given such term in Section 2.5.

“ATA” shall have the meaning given such term in the first paragraph of this Agreement.

“ATA Common Stock” means the common stock, $0.01 par value per share, of ATA.

“Audit Inquiry Letter” shall have the meaning given such term in Section 13.20.

“Audited Year” shall have the meaning given such term in Section 13.20.

“Business Day(s)” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized by law or executive action to close.

“Cash Investment Agreement” shall have the meaning set forth in the Recitals.

“Casualty Notice” shall have the meaning given such term in Section 2.4(a)

“Charter” means the Articles of Amendment and Restatement of ATA, as amended or supplemented from time to time, including by the Articles Supplement.

“Claims” shall have the meaning given such term in Section 11.3.

“Closing Contingencies” shall have the meaning given such term in Section 4.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder from time to time.

“Condemnation Notice” shall have the meaning given such term in Section 2.3.

“Contracts” shall mean any agreement, contract, obligation, promise or commitment (whether written or oral) that is legally binding on the Contributed Entity or the Property, including but not limited to: (a) equipment leases and laundry leases relating to the Property and to which the Property Owner is a party, (b) the Existing Management Agreement, and (c) any service or other contracts relating to the Property and to which the Property Owner is a party which are disclosed in writing to the Partnership on or before the Initial Closing, which are acceptable to Partnership in the Partnership’s reasonable discretion; provided, however, any equipment leases, service or other contracts that the Partnership does not wish to assume and which are cancellable without penalty on not more than sixty (60) days’ notice shall be caused to be terminated by the Contributors simultaneous with the Subsequent Closing.

“Contributed Entity” shall have the meaning given such term in the recitals.

“Contributors” shall have the meaning given such term in the first paragraph of this Agreement.

“Contributors’ Representative” shall have the meaning given to such term in the first paragraph of this Agreement.

“Controlling Interest” shall mean: (a) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation (through ownership of such shares or by contract), and (b) as to a Person not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Court Order” shall mean any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-United States, court or tribunal and any award in any arbitration Proceeding.

“Delinquent Amounts” shall have the meaning given such term in Section 9.1(b).

“Due Diligence Materials” shall have the meaning given such term in Section 6.2.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Escrow Agent” shall have the meaning set forth in the Recitals.

“Excluded Assets” shall mean the real property or personal property (if any) owned by the Contributors, the Contributed Entity or their Subsidiaries as of the Initial Closing Date which do not constitute, or are not located on, used or held in connection with, earned or derived from, the Property.

“Excluded Liabilities” shall have the meaning given such term in Section 2.5.

“Existing Management Agreement” shall mean that certain property management agreement heretofore in effect by and between the Property Owner and the Existing Manager.

“Existing Manager” shall mean GREP Southeast, LLC, a Delaware limited liability company.

“FF&E” shall mean all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Property Owner and located in or at, or used in connection with the ownership, operation or maintenance of, the Property, but excluding the Excluded Assets. FF&E shall include, but not limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Real Property, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, moveable machinery, moveable equipment, computers or trade fixtures or other personal property of any kind or description used or useful in the operating and maintenance of the Property, and located on or in the Real Property, and all modifications, replacements, alterations and additions to such personal property; (c) supply items customarily included within “Property and Equipment” under GAAP, and (d) supplies and all other tangible personal property used in connection with the operation, ownership, or maintenance of the Real Property (as such terms are customarily used and defined in the most broad and inclusive sense).

“Financial Statements” shall mean the Interim Financial Statements and the Annual Financial Statements collectively.

“FIRPTA Affidavits” shall have the meaning given such term in Section 3.3(n).

“Force Majeure” shall have the meaning given such term in Section 13.15.

“GAAP” shall mean Generally Accepted Accounting Principles as adopted by the American Institute of Certified Public Accountants, consistently applied.

“Governance Agreement” shall mean the Corporate Governance Agreement substantially in the form attached hereto as Exhibit L, among ATA and the other parties thereto.

“Governmental Authority” shall mean any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

“Hazardous Materials” shall mean materials, wastes or substances (including, without limitation, any pollutants or contaminants such as asbestos and raw materials which include hazardous components), hazardous mold or other similar substances or materials, that are (i) included within the definition of any one or more of the terms “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants” and “hazardous waste” in the Hazardous Materials Laws, (ii) regulated, or classified as hazardous or toxic, under federal, state or local environmental laws or regulations, (iii) petroleum or petroleum by-products, including gasoline and diesel, (iv) asbestos or asbestos-containing materials, (v) polychlorinated biphenyls, (vi) flammable explosives, and (vii) radioactive materials.

“Hazardous Materials Laws” shall mean shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation and any common laws regarding health, safety, radioactive materials, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Occupational, Safety and Health Act, 29 U.S.C. § 651, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. § 3001, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. and other comparable federal, state or local laws, each as amended, and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

“Improvements” shall mean all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Land, including, but not limited to, all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting rooms, swimming pool facilities, recreational amenities, office facilities, drainage system and facilities, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, to the extent the same form a part of the Property and all appurtenances thereto.

“Indebtedness” shall mean, at a particular time, without duplication, to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course which are not more than ninety (90) days past due), (iv) any obligations under capitalized leases with respect to which a Person is liable as obligor, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any distributions payable or loans/advances payable to any related parties or partners as of the Initial Closing, (vii) any non-compete payments, earn-out obligations and other obligations to former owners of businesses, and (viii) any other liabilities recorded in accordance with GAAP on a balance sheet as of the Initial Closing, which are not due within one (1) year of the Initial Closing, including any unfunded employee or retiree obligations and any environmental liabilities, (ix) all guaranties in connection with the foregoing, and (x) any accrued interest, penalties, fees and expenses on any of the foregoing.

“Indemnified Party” shall have the meaning given such term in Section 11.3.

“Indemnifying Party” shall have the meaning given such term in Section 11.3.

“Initial Closing” shall have the meaning set forth in Section 3.1.

“Initial Closing Date” shall have the meaning set forth in Section 3.1.

“Intangible Property” shall mean all (a) Permits, contract rights, and warranties, and (b) certificates, licenses, warranties, guarantees, Contracts, patents, trademarks, copyrights and other intellectual property related to the Property held by the Property Owner and/or its Affiliates, including without limitation, their respective trades or businesses the names, and the exclusive right to use the name “Esplanade Apartments” and any abbreviations or variations thereof.

“Interest Assignments” shall have the meaning given such term in Section 3.3(a).

“Interests” shall have the meaning given such term in the recitals.

“Interim Financial Statements” shall mean the unaudited financial statements of the Contributed Entity as of and for the three-month period ended March 31, 2012.

“Investor Package” shall mean the information, private placement memoranda, investor questionnaires, subscription documents and other documents and information as may be necessary or advisable in form and substance mutually acceptable to the Parties in order for the Contributors to make their decisions to accept the OP Units.

“IRS” shall mean the Internal Revenue Service.

“Land” shall have the meaning given such term in the recitals.

“Latest Balance Sheet” shall have the meaning given such term in Section 6.1(e).

“Law” shall mean any presently existing or future federal, state, regional or local law, constitution, rule, statute, ordinance, regulation, decision, ruling, permit, certificate, requirement or order of any Governmental Authority.

“Leases” shall mean collectively all leases, rental agreements, license agreements and occupancy agreements pursuant to which a Tenant has a possessory right or license with respect to any portion of the Real Property and which are in effect as of the Effective Date and are shown on the Rent Roll attached hereto as Exhibit B, together with any amendments, modifications or supplements made thereto and any new Leases entered into by the Property Owner from time to time after the Effective Date and before the Subsequent Closing that conform to the requirements of Section 8.4 and are shown on the Rent Roll to be delivered at Subsequent Closing.

“Lender” shall mean the current holder of the Loan.

“Lender Approval” have the meaning given such term in Section 4.2.

“Lender Approval Documents” have the meaning given such term in Section 4.2.

“Lien” shall mean any lien, charge, covenant, adverse claim, demand, encumbrance, security interest, commitment, pledge or any other title defect or restriction of any kind.

“Loan” shall mean the loan evidenced by the Loan Documents relating to the Contributed Entity, the Property Owner and the Property.

“Loan Assumption Costs” shall mean any and all fees, costs and expenses, including, without limitation, any loan assumption, transfer or consent fees, review fees, Lender’s attorneys’ fees and other costs, expenses and fees provided for in the Loan Documents in connection with the assumption of, or any consent from the lender to the transaction contemplated by this Agreement which are required under, the Loan Documents at the Subsequent Closing.

“Loan Documents” shall mean the loan documents described in Exhibit C attached hereto and by this reference made a part hereof with respect to the Contributed Entity and/or Property.

“Master Contribution Agreement” means the Master Contribution and Recapitalization Agreement of contemporaneous date herewith among the Partnership, ATA, Elco Landmark Residential Holdings LLC, a Delaware limited liability company, and Elco Landmark Residential Management LLC, a Delaware limited liability company, together with all Schedules and Exhibits attached thereto, as it and they may be amended from time to time as provided therein.

“Material Adverse Change” shall mean any event, change or development that is reasonably expected to have a material adverse effect on the assets, liabilities, financial condition, prospects, operations, operating results or earnings of any Contributor, the Contributed Entity, or Property.

“Net Agreed Contribution Value” shall have the meaning given such term in Section 3.2(c).

“Non-Performing Party” shall have the meaning given such term in Section 10.5(a).

“Non-Terminable Contracts” shall have the meaning given such term in Section 6.1(j).

“Objection List” shall have the meaning given such term in Section 2.2(c).

“OP Issuance Delivery Documents” shall have the meaning given to such term in Section 3.2(c)(iii) of this Agreement.

“OP Units” shall mean units of limited partnership interests in the Partnership with the rights and preferences as set forth in the Partnership Agreement, and which will, following a 12-month holding period, become redeemable by the Contributors receiving OP Units in exchange for either (i) shares of ATA common stock on a one-for-one basis or (ii) a cash amount equal to the product of (A) the number of redeemed OP Units, multiplied by (B) the Cash Amount (as defined in the Partnership Agreement); provided, however, if the ATA Common Stock has not become listed or admitted to trading on any national securities exchange at the time of the redemption, the Cash Amount, notwithstanding any provision in the Partnership Agreement to the contrary, shall be $8.15 per redeemed OP Unit).

“Ordinary Course” shall mean the ordinary course of business of the Contributed Entity or the Property, consistent with past custom and practice (including as applicable, with respect to quantity and frequency).

“Organizational Documents” means each of the following, as applicable, as amended and supplemented: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement (or limited liability company agreement) and certificate of organization or formation of a limited liability company; and (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person.

“Other Contribution Agreements” shall mean collectively the separate interest contribution agreements set forth on Schedule 1.

“Outside Closing Date” shall mean the date that is the six (6) month anniversary of the Initial Closing Date, as such date may be extended by mutual agreement of the Partnership and the Contributors.

“Partnership” shall mean Apartment Trust of America Holdings, L.P., a Virginia limited partnership, and its successors and assigns. The Partnership’s name is expected to be changed to Landmark Apartment Trust Holdings, L.P.

“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 27, 2005, as amended on June 3, 2010 and June 28, 2011, as the same may be amended from time to time, including by the amendment contemplated by Section 7.1 hereof.

“Permits” shall mean all governmental permits and approvals, including licenses, registrations and authorizations, required for the ownership and operation of the Property Owner or the Property at the Real Property, including without limitation, qualifications to do business, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all other necessary approvals from Governmental Authorities and other approvals granted by any public body.

“Permitted Encumbrances” shall mean: (a) any exceptions, exclusions and other matters set forth in or disclosed by the Title Commitments and any other exceptions to title disclosed in the Surveys which are either not objected to by the Partnership or are waived by Partnership as set forth herein; (b) liens for taxes, assessments and governmental charges with respect to the Property for the current year and not yet due and payable or due and payable but not yet delinquent (provided the same are paid by the Contributors prior to becoming delinquent); (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations, provided the Real Property is in compliance therewith; (d) the Leases; and (e) with respect only to the time period prior to Subsequent Closing or, upon receipt of the Lender Approval, the Loan Documents evidencing and securing the Loan.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, stock company or association, joint venture, company, trust, bank, trust company, land trust, business trust, cooperative, any governmental or agency or political subdivision thereof or any other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Initial Closing Date.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit whether civil, criminal, administrative, investigative or informal brought, conducted, commenced or heard by or before any Governmental Authority or arbitrator.

“Property” shall mean, collectively, all of the Property Owner’s Real Property, personal property, intangible or other assets, including, without limitation its ownership interest in the Real Property, the FF&E, the Contracts, Leases and the Intangible Property.

“Property Owner” shall have the meaning given such term in the recitals.

“Real Property” shall mean collectively the Land and Improvements, together with all easements, rights of way, privileges, licenses and appurtenances which Property Owner now owns.

“Registration Rights Agreement” shall mean the joinder to the registration rights agreement in substantially the form attached hereto as Exhibit J.

“Rent Roll” shall mean the rent roll attached hereto as Exhibit B, any supplements and updates delivered or made available to the Partnership or its Representatives as part of the Due Diligence Materials, and as updated by Contributors’ Representative and delivered to Partnership as of the Subsequent Closing Date.

“Representatives” shall mean any Person’s respective officers, directors, partners, members, trustees, shareholders, controlling persons, employees, agents, advisors, attorneys, potential lenders, Affiliates or representatives.

“Required Capital Improvements” shall have the meaning given such term in Section 8.8.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Filings” shall have the meaning given such term in Section 13.20.

“SEC Reports” shall mean all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by ATA and Partnership prior to the Effective Date.

“Settlement Statement” shall mean the settlement statement to be prepared by the Title Company and executed by the Contributors and the Partnership, in a form acceptable to all parties, reflecting the various closing costs, credits and prorations contemplated by this Agreement.

“Schedule of Non-Terminable Contracts” shall have the meaning given such term in Section 6.1(j).

“Straddle Period” shall mean any taxable period that includes, but does not end on, the Initial Closing Date.

“Stub Period” shall have the meaning given such term in Section 13.20.

“Subsequent Closing” shall have the meaning set forth in Section 3.1.

“Subsequent Closing Date” shall have the meaning set forth in Section 3.1.

“Subsidiary” shall mean, in respect of any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management of which, directly or indirectly, through one or more intermediaries, (C) directly or indirectly through Subsidiaries owns more than 50% of the equity interests or (D) is a general partner.

“Survey” shall have the meaning given such term in Section 2.2(b).

“Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer (but expressly excluding any Transfer Tax), ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, unclaimed property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any Governmental Authority, whether disputed or not, but expressly excluding any reassessment of the Property for any post-Initial Closing tax year due to the closing of the transactions contemplated herein, including the transfer of the Interests, or any interest or penalties incurred in connection with such change of ownership.

“Tax Claim” shall have the meaning given such term in Section 12.5.

“Tax Contest” shall have the meaning given such term in Section 12.5.

“Tax Protection Agreement” shall mean that certain Tax Protection Agreement, in the form of Exhibit D attached hereto and made a part hereof, to be executed and delivered at the Initial Closing among ATA, the Partnership, and those Contributors listed on Schedule 3.2(c)(ii) attached hereto.

“Tax Return” shall mean any report, return, or other information required (including any attachments or schedules required to be attached to a such report, return, or other information) required under applicable Law to be supplied (or actually supplied) to a Governmental Authority or a third party in connection with Taxes.

“Tenant(s)” shall mean the non-commercial tenant(s), licensee(s) or occupant(s) under any Leases in effect at the Real Property.

“Title Commitment” shall have the meaning given such term in Section 2.2(a).

“Title Company” shall mean Chicago Title Insurance Company, or any other title insurance company selected by the Partnership.

“Transaction Documents” shall have the meaning given such term in Section 6.1(a).

“Transfer Taxes” shall mean any transfer, sales, use, recordation or other similar taxes, impositions, expenses or fees incurred in connection with the sale, transfer or conveyance of the Interests, the Contributed Entity, the Property Owner and/or the Property from the Contributors to the Partnership. Transfer Taxes shall not include, and each Contributor shall be solely responsible for, any Taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and occupancy taxes, and any other Taxes, due or owing to any Governmental Authority in connection with the operation of the Contributed Entity and the Property for any period of time prior to the Initial Closing, and the Partnership shall be solely responsible for all such Taxes for any period from and after the Initial Closing. Further, Transfer Taxes shall not include any sales, use, recordation or other similar Taxes, impositions, expenses or fees arising prior to the Initial Closing or related to any period prior to the Initial Closing. Further, any income Tax arising as a result of the contribution, sale and transfer of the Interests, the Contributed Entity or Property by the Contributors to the Partnership shall be the sole responsibility of the Contributors.

“Treasury Regulations” shall mean the permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

SECTION 2.	CONTRIBUTION AND SALE; DUE DILIGENCE; CONDEMNATION AND CASUALTY.

2.1 Contribution and Sale. The Partnership hereby agrees to acquire from the Contributors, and the Contributors hereby agree to contribute to the Partnership, the Interests, free and clear of all Liens, for the Agreed Contribution Value, subject to and in accordance with the terms and conditions of this Agreement.

2.2 Title Matters.

(a) Delivery of Title Commitments. The Partnership has obtained, at its sole cost and expense, and delivered to the Contributors, a current commitment for an ALTA extended owner’s policy from the Title Company with respect to the Real Property and/or such endorsements or updates to the existing owner’s policies as the Partnership may desire. Additionally and if required by the Lender in connection with the Lender Approval, the Partnership shall order, at its sole cost and expense, a commitment to endorse the existing mortgagee policy for the Loan from the title insurance company that issued such mortgagee policy, together with complete and legible copies of all instruments and documents referred to therein as exceptions to title (such owner’s commitment and commitment to endorse the existing mortgagee policy are sometimes referred to collectively herein as the “Title Commitments”).

(b) Survey. If required by the Lender in connection with the Lender Approval or if Partnership otherwise elects to do so, the Partnership shall order, at its sole cost and expense, a current as-built ALTA/ACSM survey with respect to the Real Property or such updates and/or recertifications to the existing survey as the Partnership may desire (the “Survey”), by a licensed surveyor in the jurisdiction in which the Real Property is located, and certified to the Partnership, the Contributed Entity, the Title Company and the Lender. The Contributors shall deliver to the Partnership and/or the surveyor such documents, affidavits, or certifications as may be requested in order to issue the Survey. Alternatively, the Contributors’ Representative agrees upon request to execute on behalf of the Contributed Entity and deliver to the Title Company an affidavit of no change with respect to any existing survey, to the extent no material changes have been made to the Improvements since the date of the most recent survey.

(c) Notice of Title and Survey Defects. Attached hereto as Schedule 2.2(c) are the Partnership’s objections to any matters shown on or contained in the Title Commitments and the Survey that are not otherwise included in subsections (b) through (e) of the definition of Permitted Encumbrances and that the Partnership objects to (the “Objection List”). All of the exceptions to coverage shown on the Title Commitments shall be deemed Permitted Encumbrances; provided, however, the Contributors agree to use good faith efforts to cause the Title Company to remove the objections set forth on the Objections List. The provisions of this Section 2.2(c) shall survive the Initial Closing.

(d) Additional Exception. Except for new Leases entered into after the Effective Date in accordance with the requirements of this Agreement, the Contributors and the Contributed Entity shall be expressly prohibited from further encumbering the Property (or the Interests) from and after the Effective Date in any manner that would reasonably be expected to have a “Portfolio Material Adverse Affect” (as defined in the Master Contribution Agreement) without the Partnership’s prior written consent in the Partnership’s sole and absolute discretion (the “Additional Exception”), unless such Additional Exception shall be released of record prior to Subsequent Closing.

2.3 Condemnation. If prior to the Subsequent Closing, any proceedings, judicial, administrative or otherwise, are threatened or commenced, which relate to a taking or proposed taking of any portion of a Real Property by eminent domain, including without limitation any parking spaces, entrances, or areas where entrance signs are located, the Contributors’ Representative shall promptly notify the Partnership in writing and in reasonable detail of the same (the “Condemnation Notice”). The Partnership may elect within fifteen (15) Business Days of its receipt of the Condemnation Notice, and the Subsequent Closing Date shall, if necessary, be extended to give the Partnership the benefit of the entire fifteen (15) Business Day period, either (i) to terminate this Agreement by notifying the Contributors in writing whereupon Contributors and the Partnership shall have no further obligations or liabilities hereunder except for those obligations or liabilities which expressly survive the termination of this Agreement, or (ii) to consummate the transactions contemplated hereby, notwithstanding such condemnation, without any abatement or reduction in the Agreed Contribution Value on account thereof except as herein provided, but at the Subsequent Closing the applicable Contributor or other Person shall assign to the Partnership all related condemnation proceeds payable (but not yet paid as of the Subsequent Closing) and to the extent that the applicable Contributor or other Person has received any condemnation proceeds prior to the Subsequent Closing, the Agreed Contribution Value shall be abated by an amount equal to the award paid to the Contributors or such other Person on account of such taking, less the amount of the Contributors’ or such other Person’s costs and expenses, including reasonable attorneys’ fees and expenses, incurred in establishing and collecting such award. In addition, if the Partnership elects to proceed in accordance with clause (ii) above, the Partnership shall have the right to appear and defend at such condemnation proceedings. Failure of the Partnership to give such notice within the time prescribed above shall be deemed an election by the Partnership to proceed in accordance with clause (i) above.

2.4 Casualty.

(a) If prior to the Subsequent Closing, the Property is damaged or destroyed by fire or other casualty, the Contributors’ Representative shall promptly, but in any event within five (5) Business Days and prior to the Subsequent Closing, notify the Partnership of the same (the “Casualty Notice”). If the cost of restoring the damage to the Property is less than One Hundred Thousand Dollars ($100,000.00), the Partnership shall be obligated to acquire the Interests notwithstanding the occurrence of the damage or destruction and upon the Subsequent Closing, the Partnership shall receive a credit against the Agreed Contribution Value in the amount (net of collection costs and costs of repair reasonably incurred by the Contributors and not then reimbursed) of any insurance proceeds collected and retained by the Contributors or the Contributed Entity as a result of any such damage or destruction plus (in the case of damage) the amount of the deductible portion of the applicable Person’s insurance policy and the Contributors shall cause the applicable Person to assign to the Partnership all rights to such insurance proceeds as shall not have been collected prior to the Subsequent Closing.

(b) If the cost of restoring the damage to the Property is One Hundred Thousand Dollars ($100,000.00) or more, the Partnership may elect within fifteen (15) Business Days of its receipt of the Casualty Notice, together with the documented estimated costs of restoring the damage, and the Subsequent Closing Date shall, if necessary, be extended to give the Partnership the benefit of the entire fifteen (15) Business Day period, either (x) to terminate this Agreement by notifying the Contributors in writing whereupon the Contributors and the Partnership shall have no further obligations or liabilities hereunder except for those obligations or liabilities which expressly survive the termination of this Agreement, or (y) to consummate the transactions contemplated hereby, notwithstanding the occurrence of the damage or destruction and upon the Subsequent Closing, the Partnership shall receive a credit against the Agreed Contribution Value in the amount (net of collection costs and costs of repair reasonably incurred by the Contributors and not then reimbursed) of any insurance proceeds collected and retained by the Contributors or the Contributed Entity as a result of any such damage or destruction or otherwise denied to the Partnership by the insurance provider plus (in the case of damage) the amount of the deductible portion of the applicable Person’s insurance policy and the Contributors shall cause the applicable Person to assign to the Partnership all rights to such insurance proceeds as shall not have been collected prior to the Subsequent Closing. Failure of the Partnership to give such notice within the time prescribed above shall be deemed an election by the Partnership to proceed in accordance with clause (x) above.

(c) The risk of loss to the Property shall pass to the Partnership upon the Initial Closing.

(d) In the event of a disagreement between the Contributors’ Representative and the Partnership as to whether a casualty satisfies a threshold set forth in this Section 2.4, the determination of the independent insurance adjuster pursuant to the applicable Person’s casualty insurance policy covering the Property shall be binding.

2.5 Excluded Liabilities and Excluded Assets. At the Initial Closing, the Contributors (or their duly authorized attorneys-in-fact), the Contributed Entity and the Partnership shall execute and deliver an assignment and assumption agreement in the form and substance of Exhibit E attached hereto, and by this reference made a part hereof (the “Assignment and Assumption Agreement”), pursuant to which the Contributors, jointly and severally, shall assume the Excluded Liabilities and retain, or acquire from the Contributed Entity, the Property Owner and their Subsidiaries, all Excluded Assets pursuant to the terms and conditions of this Agreement, and the Partnership and the Property Owner shall not retain or be obligated to pay, perform or otherwise discharge after the Initial Closing any of the Excluded Liabilities and shall have no rights with respect to the Excluded Assets; provided, however, the existence of the Assignment and Assumption Agreement shall in no way diminish or otherwise alter the indemnity rights and/or obligations of the parties set forth in this Agreement. For purposes of this Agreement, “Excluded Liabilities” shall mean the following liabilities, whether direct or indirect, known or unknown, absolute or contingent:

(a) any liabilities of the Contributors, the Contributed Entity, the Subsidiaries and their respective Affiliates other than the Property Owner;

(b) other than the Loan, (i) any liabilities or obligations arising from any act, conduct or omission of the Contributors, the Contributed Entity, the Subsidiaries or the Property Owner or any of their Representatives that has accrued, arisen, occurred or come into existence at any time prior to the Initial Closing Date, and (ii) any liabilities or obligations related to the ownership, use or operation of the Property prior to the Initial Closing Date;

(c) any liabilities or obligations in respect of Taxes for which the Contributors are liable pursuant to Section 12;

(d) any payables and other liabilities or obligations of the Contributors, the Contributed Entity, the Subsidiaries and the Property Owner (other than the Loan), whether or not owed to any of their respective Affiliates, which are not in the Ordinary Course;

(e) to the extent accrued, arising, occurring or coming into existence at any time prior to and including the Subsequent Closing Date (including any arising as a result of such closing), any liability or obligation related to or arising from any employees or employee-related matters, including but not limited to, any benefit plan, compensation, retirement, severance or any other employee benefits plan or program whatsoever and any liabilities or obligations related to COBRA or the WARN Act;

(f) any liability or obligation related to or arising from any of the Excluded Assets; or

(g) any liability or obligation related to or arising from any matters disclosed or that should have been disclosed on Schedule 6.1(l) (Litigation).

SECTION 3.	CLOSING; CONTRIBUTION PRICE.

3.1 Closings.

(a) The Initial Closing shall take place at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, or such other mutually agreed upon location, on the date hereof (the “Initial Closing Date”). As used in this Agreement, the term “Initial Closing” means the execution and delivery of this Agreement, and other agreements, documents and instruments to be executed and delivered concurrently herewith, to the Escrow Agent to hold and release in accordance with the terms of this Agreement and the Escrow Agreement.

(b) The Escrow Agent shall release and deliver to the Partnership and the Contributors, as applicable, the agreements, documents and instruments delivered pursuant to Section 3.1(a) above (the “Subsequent Closing”) on the date that is on or before the date that is three (3) Business Days after the satisfaction (or waiver if permitted) of the Closing Contingencies and conditions set forth in Sections 4 and 5 of this Agreement. The Subsequent Closing shall take place at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, or such other mutually agreed upon location. The date of the Subsequent Closing is referred to herein as a “Subsequent Closing Date.”

3.2 Agreed Contribution Value. At the Subsequent Closing, the Partnership shall pay the Agreed Contribution Value as follows:

(a) Loan. Subject to the terms and conditions of this Agreement, including obtaining the Lender Approval, the Loan shall remain in full force and effect after Subsequent Closing and the outstanding balance thereof on the Initial Closing Date shall be credited against the Agreed Contribution Value.

(b) Cash. The Partnership shall direct the Escrow Agent to distribute to the Contributors proportionately (based upon each Contributor’s percent ownership in the Contributed Entity as of the Initial Closing Date) cash in the amount of $3,500,000.00 by wire transfer to such account as may be directed by Contributors. At the Initial Closing, the Partnership shall deposit in escrow with the Escrow Agent the sum of $3,500,000.00 to be held by the Escrow Agent in accordance with the Escrow Agreement and disbursed to the Contributors on the Subsequent Closing Date pursuant to this Section 3.2(b).

(c) OP Units. The Agreed Contribution Value, less the $3,500,000.00 cash portion described above and the outstanding balance of the Loan and plus or minus the adjustments and prorations required by this Agreement as of the Initial Closing, as shown on the Settlement Statement (the “Net Agreed Contribution Value”), shall be distributed to the Contributors proportionately (based on each Contributors’ percentage ownership interest in the Contributed Entity as of the Initial Closing Date) in the following form(s) and on the following terms:

(i) The Contributors at the Subsequent Closing will receive the number of OP Units equal to (A) the Net Agreed Contribution Value divided by $8.15, then (B) multiplying the result by the percentage ownership of each such eligible Contributor in the Contributed Entity as of the Initial Closing Date, and (C) rounding up so that each such Contributor shall receive a whole number of OP Units.

(ii) Recipients of OP Units, once issued and delivered to them pursuant to Section 3.2(c)(i) above, will be granted registration rights with respect to the shares of ATA Common Stock issuable upon any redemption of the OP Units pursuant to the Registration Rights Agreement, which will be executed and delivered to the Escrow Agent by the parties thereto at the Initial Closing. Additionally, the Contributors listed on Schedule 3.2(c)(ii) attached hereto will be entitled to the benefits of a Tax Protection Agreement, which will be executed and delivered by each eligible Contributor and the Partnership at the Initial Closing.

(iii) At or prior to the Initial Closing, each of the Contributors shall execute and deliver to the Partnership all of the following (collectively, the “OP Issuance Delivery Documents”): (A) a joinder or counterpart signature page to the Partnership Agreement in the form attached hereto as Exhibit P, (B) if such Contributor is one of the Contributors listed on Schedule 3.2(c)(ii) attached hereto who will be entitled to the benefit of a Tax Protection Agreement, a counterpart signature page to the applicable Tax Protection Agreement executed by such Contributor in the form attached hereto as Exhibit D, (C) an IRS Form W-9, and (D) any other information or documents that may be required by the Partnership Agreement.

3.3 Contributors’ Initial Closing Documents. At the Initial Closing, each Contributor will deliver to the Escrow Agent each of the following agreements, instruments and other documents, all of which are being duly executed and delivered to the Escrow Agent on the date hereof to be held in escrow pending the Subsequent Closing pursuant to the terms of this Agreement and the Escrow Agreement:

(a) Such assignments as shall be sufficient to vest in the Partnership good and marketable title to the Interests, free and clear of all Liens, the form of which is set forth on Exhibit F, attached hereto and by this reference made a part hereof (the “Interest Assignments”);

(b) The OP Issuance Delivery Documents of all Contributors;

(c) An executed counterpart of the Governance Agreement signed by DeBartolo Real Estate Investments, LLC;

(d) A Loan Indemnification Agreement in the form of Exhibit G (the “Loan Indemnification Agreement”), to be executed by the applicable guarantors under the Loan who are affiliated with the Contributors and held in escrow until the Subsequent Closing, but to be effective as of the Initial Closing, and released to the Contributors at the Subsequent Closing if the guarantors under the Loan have not been replaced as part of the Lender Approval Documents;

(e) The Registration Rights Agreement to be held in escrow until the Subsequent Closing, but to be effective as of the Initial Closing;

(f) A Tax Protection Agreement to be held in escrow until the Subsequent Closing;

(g) The Assignment and Assumption Agreement;

(h) A release of any and all claims which any Contributor may have against the Contributed Entity and its successors on account of or arising out of any matter, cause or event occurring at or prior to the Initial Closing, including any rights to indemnification or reimbursement, the form of which is attached hereto as Exhibit H;

(i) Updated Rent Rolls dated within one (1) Business Day of the Initial Closing Date;

(j) Any necessary UCC termination statements or other releases as may be required to evidence the satisfaction of any Liens on any of the Property that are required by the terms of this Agreement to be terminated or released prior to Initial Closing;

(k) Certified copies of all organizational documents, applicable resolutions, certificates of incumbency, and good standing certificates with respect to each Contributor, the Contributed Entity, the Property Owner and such other Persons as Title Company may reasonably require;

(l) Resignations of all of the directors, managers and officers of the Contributed Entity, the Property Owner and their Subsidiaries effective as of the Initial Closing;

(m) All corporate seals, books and records, ownership ledgers and other similar records pertaining to the Contributed Entity, the Property Owner, their Subsidiaries and/or the Property;

(n) A duly completed and executed certificate from each Contributor pursuant to Treasury Regulation section 1.1445-2(b)(2) certifying that such Contributor is not a “foreign person” within the meaning of Code section 1445 (a “FIRPTA Affidavit”);

(o) A notice to the Existing Manager, which shall not be delivered to the Escrow Agent but rather shall be delivered to the Existing Manager on the Initial Closing Date, notifying the Existing Manager that the ownership of the Property is being transferred by contribution of the Interests, and that the Existing Management Agreement shall automatically terminate as of the Subsequent Closing Date pursuant to Section 5.2 of the Existing Management Agreement;

(p) Any assignments necessary to vest adequately with the Contributed Entity any Contracts which are for the benefit, but not in the name, of the Contributed Entity;

(q) An executed counterpart of the Settlement Statement;

(r) Any and all other instruments and documents required to be delivered by the Contributors at or prior to the Initial Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the Partnership may reasonably request to effect the transactions to be consummated at the Initial Closing; and

(s) All of the agreements, instruments and other documents to be duly executed and/or delivered, as applicable, by each of the Contributors and their Affiliates as may be a party thereto at the Subsequent Closing, which agreements, instruments and other documents shall be held in escrow by the Escrow Agent and delivered by Escrow Agent in accordance with the Escrow Agreement.

3.4 Partnership’s Initial Closing Documents. At the Initial Closing, the Partnership will deliver, or cause to be delivered in the manner set forth below, to the Escrow Agent to be held in escrow pending the Subsequent Closing pursuant to the terms of this Agreement and the Escrow Agreement each of the following agreements, instruments and other documents, duly executed and delivered by each of the Partnership or ATA as may be a party thereto:

(a) The Loan Indemnification Agreement, to be held in escrow until the Subsequent Closing, but to be effective as of the Initial Closing, and released to the Contributors at the Subsequent Closing if the guarantors under the Loan have not been replaced as part of the Lender Approval Documents;

(b) A duly executed counterpart of each joinder to the Partnership Agreement which were executed by the Contributors;

(c) An executed counterpart of the Settlement Statement;

(d) An executed counterpart of the applicable Tax Protection Agreements;

(e) An executed counterpart of the Registration Rights Agreement;

(f) An executed counterpart of the Governance Agreement;

(g) Certified copies of applicable resolutions, certificates of good standing, and certificates of incumbency with respect to the Partnership and such other Persons as the Title Company may reasonably require;

(h) An assignment of this Agreement by the Partnership to its Affiliates, if applicable, in compliance with the provisions of Section 13.6;

(i) Certificates evidencing the OP Units to be issued by the Partnership to eligible Contributors registered in the name of each such Contributor, and

(j) Any and all other instruments and documents required to be delivered by the Partnership or ATA at or prior to the Initial Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the Contributors may reasonably request to effect the transactions to be consummated at the Initial Closing; and

(k) All of the agreements, instruments and other documents to be duly executed and/or delivered as applicable by the Partnership or ATA as may be a party thereto at the Subsequent Closing, which agreements, instruments and other documents shall be held in escrow by the Escrow Agent and delivered by Escrow Agent in accordance with this Agreement and the Escrow Agreement.

3.5 Contributors’ Subsequent Closing Documents. At the Subsequent Closing, the Contributors will execute and/or deliver to the Partnership, or cause to be executed and delivered, each of the following agreements, instruments and other documents:

(a) The Lender Approval Documents;

(b) An owner’s affidavit, and all such other affidavits required by Subsection 2.2(b) and Subsection 2.2(c), executed by the Property Owner and in a form acceptable to the Title Company for the purpose of satisfying the requirements of the Title Commitments;

(c) Copies of all Permits, As-Built Drawings and final certificates of occupancy (if available and in any Contributor’s, the Contributed Entity’s, the Property Owner’s, or Existing Manager’s control as of the Subsequent Closing Date) for the Property;

(d) The original (or if not available, legible copies) of any and all Leases (together with an updated Rent Roll), Contracts, warranties and guarantees pertaining to the Improvements that are in any Contributor’s, the Contributed Entity’s, the Property Owner’s or Existing Manager’s control as of the Subsequent Closing Date; and

(e) Any and all other instruments and documents required to be delivered by the Contributors or the Contributors’ Representative at or prior to the Subsequent Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the Purchaser or ATA may reasonably request to effect the transactions contemplated hereby.

3.6 Partnership’s Subsequent Closing Documents. At the Subsequent Closing, the Partnership will execute and/or deliver to Purchaser, or cause to be executed and delivered, each of the following agreements, instruments and other documents:

(a) The Lender Approval Documents;

(b) Any and all other instruments and documents required to be delivered by the Partnership or ATA at or prior to the Subsequent Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the Contributors may reasonably request to effect the transactions contemplated hereby.

3.7 Escrow Agent’s Subsequent Closing Deliveries. At the Subsequent Closing, the parties hereto shall direct the Escrow Agent to release from escrow and deliver to the Partnership, the Contributors and/or the Title Company as applicable the $3,500,000 delivered to the Escrow Agent pursuant to Section 3.2(b) above and all of the agreements, instruments and other documents delivered to the Escrow Agent pursuant to Sections 3.3 and 3.4 above, except for the Loan Indemnification Agreement if the guarantors under the Loan have been replaced as part of the Lender Approval Documents (in which event the Escrow Agent shall return the executed Loan Indemnification Agreement to the Partnership or destroy it).

SECTION 4.	CONDITIONS TO PARTNERSHIP’S OBLIGATION TO CLOSE.

The obligation of the Partnership to consummate the transactions contemplated by this Agreement is and shall be subject to the satisfaction or written waiver by the Partnership of the following conditions precedent on and as of either the Initial Closing Date or the Subsequent Closing Date, as indicated below, or such other date as set forth herein (each, a “Closing Contingency” and collectively, the “Closing Contingencies”):

4.1 Representations and Warranties True. As a Closing Contingency to the Initial Closing, the representations and warranties of the Contributors set forth in Section 6.1 shall be true, correct and complete in all material respects (without duplication as to the materiality qualifications contained therein) on and as of the Initial Closing Date (except that any representations or warranties made as of a specified date shall be true and correct in all material respects (without duplication as to the materiality qualifications contained therein) as of such specified date).

4.2 Lender Approval. As a Closing Contingency to the Subsequent Closing Date, the Partnership shall have obtained, on commercially reasonable terms consistent with the Loan Documents, approval from the Lender for the transfer of the Interests contemplated by this Agreement, and any changes in property management and/or guarantors which may be required by the Lender or the Loan Documents in connection therewith (the “Lender Approval”). The “Lender Approval” shall be deemed to include (a) the satisfactory completion by the Lender of all diligence investigations, inspections and tests, and (b) the full negotiation and final approval for signature of the Lender Approval Documents (as defined below) by the Partnership, the Contributed Entity, the Property Owner, the Contributors (if required), the Lender and, if applicable, the guarantor under the Loan Documents and any other entities required by the Lender to be a party to the Lender Approval Documents. Promptly after the Effective Date, the Partnership and the Contributors will jointly apply to the Lender for the Lender Approval, and shall use their respective commercially reasonable efforts to obtain the Lender Approval prior to the Subsequent Closing Date. The parties hereto agree to cooperate with and to take all reasonable action to facilitate the receipt of the Lender Approval, however, the Partnership shall be solely responsible to pay to the Lender any and all Loan Assumption Costs, required in connection with the Lender Approval (other than the Contributors’ legal fees to review the Lender Approval Documents). The Partnership and the Contributors shall execute and deliver at the Subsequent Closing, such consent and approval documents and agreements required by Lender in connection with the Lender Approval, in form and content reasonably satisfactory to Partnership and the Contributors’ Representative (the “Lender Approval Documents”). In the event that the Contributors or the Partnership fail to execute and deliver the Lender Approval Documents or the Lender fails to give the Lender Approval, either the Contributors or the Partnership shall have the right to terminate this Agreement, whereupon all rights and obligations of the parties hereunder shall immediately terminate (other than those obligations that expressly survive termination). Promptly after the Effective Date, the Partnership shall apply to the Lender for the Lender Approval and use good faith efforts to obtain the Lender Approval from the Lender prior to the Subsequent Closing Date; provided, however, so long as the Partnership complies with its obligations under this Section 4.2, in no event shall Partnership have any liability for its failure to obtain the Lender Approval.

4.3 Contributors’ Performance. As a Closing Contingency to the Initial Closing and the Subsequent Closing, as applicable, the Contributors, the Contributed Entity, and the Property Owner shall have performed all covenants, agreements and delivered all documents required by this Agreement to be performed or delivered by them on or before the Initial Closing Date and the Subsequent Closing Date, as applicable.

4.4 Title Policies. As a Closing Contingency to the Initial Closing, as of the Initial Closing Date, the Title Company shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges, to issue the title policies and/or endorsements on the Subsequent Closing Date pursuant to the Title Commitments containing no exceptions to title other than Permitted Encumbrances and any Additional Exceptions approved by the Partnership pursuant to Section 2.2(d).

4.5 Permits; Consents. As a Closing Contingency to the Initial Closing, all consents or approvals of third parties or of any Governmental Authorities as are necessary for the transfer of the Interests and the ownership and operation of the Property by and/or on behalf of the Partnership or its successor or assignee shall have been received, on or before the Initial Closing Date.

4.6 No Bankruptcy or Court Order. As a Closing Contingency to the Subsequent Closing, no Act of Bankruptcy on the part of any Contributor, the Property Owner or the Contributed Entity shall have occurred and remain outstanding as of the Subsequent Closing Date, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Court Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transaction contemplated by this Agreement illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

4.7 Closing Under Cash Investment Agreement. As a Closing Contingency to the Initial Closing, the transactions contemplated by the Cash Investment Agreement shall have been consummated prior to or simultaneously with the Initial Closing, and additionally, the “Initial Closing” under the Master Contribution Agreement shall have occurred prior to or simultaneously with the Initial Closing under this Agreement.

4.8 No Material Adverse Change. As a Closing Contingency to the Subsequent Closing, between the Effective Date and the Subsequent Closing Date, there shall have been no Material Adverse Change which is not cured within thirty (30) days’ notice from the Partnership to the Contributors (but in any event prior to the Subsequent Closing Date).

4.9 Closing Deliveries. As a Closing Contingency to the Initial Closing and the Subsequent Closing, as applicable, the Contributors shall have delivered, and shall have caused the Contributed Entity, the Property Manager and the Existing Manager to deliver, all of the documents and instruments required pursuant to Section 3.3 at the Initial Closing and Section 3.5 at the Subsequent Closing.

In the event that Closing Contingencies set forth in this Section 4 have not been satisfied on or before the Outside Closing Date (other than by reason of the Partnership’s failure to comply in all material respects with its obligations under this Agreement), the Partnership shall have the right to terminate this Agreement by written notice to the Contributors, whereupon the Contributors and the Partnership shall have no further obligations or liabilities hereunder, except for those obligations or liabilities which expressly survive the termination of this Agreement.

SECTION 5.	CONDITIONS TO CONTRIBUTORS’ OBLIGATION TO CLOSE.

The obligation of the Contributors to consummate the transactions contemplated by this Agreement is subject to the satisfaction or written waiver of the following conditions precedent on and as of either the Initial Closing Date or the Subsequent Closing Date as indicated below:

5.1 Representations and Warranties True. As a condition precedent to the Initial Closing, the representations and warranties made by Partnership pursuant to Section 7 shall be true and correct in all material respects (without duplication as to materiality qualifications contained therein) on the Initial Closing Date.

5.2 Lender Approval. As a condition precedent to the Subsequent Closing, the Lender Approval shall have been obtained.

5.3 Partnership’s Performance. As a condition precedent to the Initial Closing and the Subsequent Closing, as applicable, the Partnership shall have performed all covenants, agreements and delivered all documents required by this Agreement to be performed or delivered by it on or before the Initial Closing Date and the Subsequent Closing Date.

5.4 No Bankruptcy or Court Order. As a condition precedent to the Initial Closing and the Subsequent Closing, as applicable, no Act of Bankruptcy on the part of the Partnership shall have occurred and remain outstanding as of the Subsequent Closing Date, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Court Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transaction contemplated by this Agreement illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

5.5 Closing Deliveries. As a condition precedent to the Initial Closing and the Subsequent Closing, as applicable, the Partnership shall have delivered all documents and instruments required pursuant to Section 3.4 at the Initial Closing Date and Section 3.6 at the Subsequent Closing Date.

If the conditions to the Contributors obligation to close set forth in this Section 5 have not been satisfied as of the Outside Closing Date (other than by reason of any Contributors’, the Contributed Entity’s, the Property Owner’s or Existing Manager’s failure to comply in all material respects with any of its obligations under this Agreement), the Contributors shall have the right to terminate this Agreement by notifying the Partnership in writing whereupon the Contributors and the Partnership shall have no further obligations or liabilities hereunder except for those obligations or liabilities which expressly survive the termination of this Agreement.

SECTION 6.	REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS; PARTNERSHIP’S INDEPENDENT INVESTIGATION; ACCESS

6.1 Representation and Warranties of Contributors. To induce ATA and the Partnership to enter into this Agreement, the Contributors, jointly and severally, represent and warrant to ATA and Partnership that each of the following are true, correct and complete as of the Effective Date and will be true, correct, and complete as of the Initial Closing Date:

(a) Organization and Authorization; No Conflicts. Each Contributor, the Property Owner, the Contributed Entity and their Subsidiaries are entities duly organized, validly existing and in good standing in the state of their organization and are duly qualified to do business as a foreign entity in each jurisdiction where the failure to so qualify materially adversely affects the Contributed Entity’s ability to conduct business in the Ordinary Course. Each of the Contributors, the Property Owner, each Contributed Entity and their Subsidiaries has all requisite power and authority to own, lease and operate the properties now owned, leased or operated by it and to carry on its business as presently conducted. Each Contributor, Property Owner, Contributed Entity and their Subsidiaries, to the extent applicable, has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other agreement, certificate, instrument or writing delivered in connection with this Agreement or the transactions contemplated hereby (collectively, the “Transaction Documents”), and upon the execution and delivery of any Transaction Document to be delivered by any Contributor, the Property Owner or any Contributed Entity, to the extent applicable, such Transaction Document shall constitute the valid and binding obligation and agreement of such Contributors, the Property Owner or such Contributed Entity, to the extent applicable, enforceable against such Contributors, the Property Owner or such Contributed Entity, to the extent applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other Transaction Document is and shall have been prior to the Initial Closing Date, duly authorized to execute and deliver such documents on behalf of such Contributor or the Contributed Entity, to the extent applicable. The Contributors have made available to the Partnership true and complete copies of the Organizational Documents of each Contributor (other than the Contributors that are natural persons) each Contributed Entity and the Property Owner, as amended and as in effect on the date of this Agreement. None of the Contributors, the Contributed Entity, the Property Owner or their Subsidiaries is in default under or in violation of any provision of its Organizational Documents, to the extent applicable.

(b) Capitalization; Title to Interests. Schedule 6.1(b) sets forth the authorized ownership interests of the Contributed Entity and indicates the ownership of all of the issued and outstanding ownership interests of the Contributed Entity. Except for this Agreement and the transactions contemplated herein, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character relating to the issuance, sale, contribution or redemption of any ownership interests of the Contributed Entity. All of the outstanding ownership interests of the Contributed Entity are validly issued, fully paid and nonassessable. All of the issued and outstanding ownership interests of the Contributed Entity are owned as set forth in Schedule 6.1(b), in each case free from all Liens.

Upon delivery to the Partnership on the Subsequent Closing Date of the Interests as contemplated by this Agreement, the Contributors will thereby transfer to the Partnership good and marketable title to the Interests, free and clear of all Liens.

(c) Absence of Defaults and Conflicts. Neither the execution and delivery of this Agreement or any Transaction Document by any Contributor, any Contributed Entity or the Property Owner, to the extent applicable, or the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the Interests or the Property of any Contributor, any Contributed Entity, its Subsidiaries or the Property Owner, under (A) any of their respective Organizational Documents (to the extent applicable), (B) any contract to which any of them is a party, (C) any Permits to which any of them is a party or the Interests or the Property of any Contributor, any Contributed Entity, its Subsidiaries or the Property Owner are subject or by which any Contributor, any Contributed Entity, its Subsidiaries or the Property Owner is bound, (D) any Court Order to which any Contributor, the Contributed Entity, its Subsidiaries or the Property Owner is a party or any of the Interests are subject or by which any Contributor, the Contributed Entity, its Subsidiaries or the Property Owner is bound, or (E) any Laws affecting any Contributor, any Contributed Entity, its Subsidiaries or the Property Owner, the Interests or the Property of any Contributor, any Contributed Entity or the Property Owner; or (ii) require the approval, consent, authorization or act of, or the making by any Contributor, any Contributed Entity, its Subsidiaries or the Property Owner of any declaration, filing or registration with, any Person.

(d) Subsidiaries and Investments. Except as listed on Schedule 6.1(d) attached hereto, neither the Contributed Entity nor the Property Owner has any Subsidiaries nor do any of them have any investment in any Person.

(e) Absence of Undisclosed Liabilities. None of the Property Owner, the Contributed Entity or their Subsidiaries has any liabilities, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, other than the following: (i) the Loan, (ii) liabilities fully and adequately reflected or reserved against in the balance sheet included in the Interim Financial Statements (the “Latest Balance Sheet”), and (iii) liabilities incurred in the Ordinary Course since the date of the Latest Balance Sheet, none of which are material and none of which constitute a breach of any other representation or warranty made to the Partnership in this Agreement or any other Transaction Document.

(f) Taxes.

(i)(A) Each Contributed Entity, the Property Owner and each of their Subsidiaries have complied in all material respects with all Laws relating to Taxes, (B) each Tax Return required to be filed by, or on behalf of, each Contributed Entity, the Property Owner and each of their Subsidiaries have been timely filed in accordance with applicable Laws (taking into account applicable extensions), (C) all such Tax Returns are true, correct and complete in all material respects, and (D) all Taxes due and payable with respect to each such Tax Return (whether or not shown as due on a Tax Return), or otherwise due and payable by, or on behalf of each Contributed Entity, the Property Owner and each of their Subsidiaries, have been timely paid.

(ii) The Contributors have provided to the Partnership true, correct and complete copies of all Tax Returns filed by each Contributed Entity, the Property Owner and each of their Subsidiaries in the last three (3) years. The Contributors have provided to the Partnership true, correct, and complete copies of all notices of deficiencies, final partnership administrative adjustments, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, petitions and any other similar documents, notices, and correspondence, in each case, that each Contributed Entity, the Property Owner and each of their Subsidiaries (or any of their Representatives) has received from, sent to, or entered into with the IRS or other Governmental Authority in the last three (3) years or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. No claim has been made by any Governmental Authority in the last three (3) years that any Contributed Entity, the Property Owner or any of its Subsidiaries has not properly reported and/or paid Taxes or filed Tax Returns in a jurisdiction in which each Contributed Entity or any of its Subsidiaries does not file a Tax Return.

(iii) There are no Liens for Taxes on the Property or any property of any Contributed Entity, the Property Owner or any of their Subsidiaries, other than Permitted Encumbrances.

(iv) No federal, state, local or foreign Tax audits or other Proceedings are presently in progress or pending or, to the Contributors’ knowledge, threatened with regard to any Taxes or Tax Returns of any Contributed Entity, the Property Owner or any of their Subsidiaries. No private letter ruling, technical advice memorandum, application for a change of any method of accounting, or other similar requests made by, or with respect to the Contributed Entity, the Property Owner or any of their Subsidiaries, are presently pending with any Governmental Authority.

(v) Neither any Contributed Entity, the Property Owner nor any of their Subsidiaries has engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation section 301.6011-4 (irrespective of the effective date).

(vi) Each Contributed Entity, the Property Owner and each of their Subsidiaries has since its formation been treated for federal income tax purposes as either (i) a “disregarded entity” as defined in Treasury Regulations Section 301.7701-3 or (ii) a partnership, and not an association or “publicly traded partnership” taxable as a corporation.

(vii) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any Contributed Entity, the Property Owner or any of their Subsidiaries is subject and no requests for any such waivers or agreements have been made of the Contributed Entity or any of its Subsidiaries.

(viii) Neither any Contributed Entity, the Property Owner nor any of their Subsidiaries is a party to, nor is bound by, nor has any obligation under, any Tax sharing, Tax protection, Tax reimbursement or similar agreement or arrangement.

(ix) Neither any Contributed Entity, the Property Owner nor any of their Subsidiaries has made an election pursuant to Code section 108(i) (or any similar provision of state or local tax law).

(x) The Loan is a “qualified liability” within the meaning of Treasury Regulations Section 1.707-5(a)(6).

(g) Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet: (i) each Contributed Entity, the Property Owner and their Subsidiaries have been operating only in the Ordinary Course; (ii) each Contributed Entity, the Property Owner and their Subsidiaries have not (A) sold, leased or disposed of, or subjected to any Lien, any of its tangible or intangible assets, other than the sale, lease or disposition in the Ordinary Course of inventory, FF&E, miscellaneous items of machinery and equipment and assets no longer necessary to the operation of the Property or which have been replaced by similar items, or (B) canceled or released any material debt or claim held by it other than in the Ordinary Course; and (iii) neither the Contributed Entity, the Property Owner nor any of their Subsidiaries has instituted, settled, agreed to settle any litigation or Proceeding before any Governmental Authority other than in the Ordinary Course consistent with past practices, but not in any case involving amounts in excess of Fifty Thousand Dollars ($50,000.00).

(h) Real Property.

(i) The Property Owner owns good and marketable fee simple title to the Real Property and good title to the remainder of the Property, free and clear of all Liens except Permitted Encumbrances. Except for the Real Property, the Property Owner does not own an interest in any real property or hold a leasehold interest in any real property. During the Contributors’ period of ownership thereof, the Property Owner has not owned or leased any real property other than the Real Property.

(ii) The Property Owner has complied and is in compliance with, and the Property is in compliance with, in all material respects, all applicable Laws. Neither the Property Owner nor the Contributors have received from any Governmental Authority written notice (and neither the Property Owner nor the Contributors have actual knowledge) of any violation of any Law (including, without limitation, any zoning, building, fire or health code) applicable to the Property, or any part thereof, that will not have been corrected prior to Initial Closing.

(iii) The Rent Roll attached hereto as Exhibit B is true, correct and complete in all material respects as of the date set forth on the Rent Roll. As of the Initial Closing and Subsequent Closing, the Rent Roll delivered at each such closing will be true, correct and complete. The copies of the Leases delivered or made available to the Partnership are true, correct and complete copies and, to the Contributors’ actual knowledge, are in full force and effect, without default by any party and without any right of setoff, except as expressly provided by the terms of such Leases or as disclosed on the Rent Roll attached hereto. The copies of the Leases and other agreements with the Tenants under the Leases delivered or made available to the Partnership pursuant to this Agreement constitute the entire agreements with such Tenants relating to the Real Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements delivered to the Partnership, and there are no other leases or tenancy agreements affecting the Real Property.

(iv) The Property Owner has not granted to any Person any options to purchase any Real Property (or any portion thereof) or any rights of first refusal to purchase any Real Property (or any portion thereof), and no Person (other than the Partnership) has a conditional or unconditional right or option to purchase or to ground lease all or any portion of the Real Property, or the Property Owner’s interest therein.

(v) There is not, as of the Effective Date, any pending, proposed, or, to the Contributors’ knowledge, threatened (A) change in or Proceeding for the rezoning or amendment to the existing zoning of the Real Property or any portion thereof, (B) variance, conditional use permit, special use permit, special exception or other land use permits with respect to the Real Property or any portions thereof, (C) road widening or realignment of any streets or highways adjacent to the Property, or (D) taking or proposed taking of any portion of a Real Property by eminent domain, including without limitation any parking spaces, entrances, or areas where entrance signs are located.

(vi) The Property is not currently benefited by any special tax abatement or categorization. None of the Contributors, the Contributed Entity or the Property Owner has commenced any Proceedings which are pending for the reduction of the assessed valuation of any Property. None of the Contributors, the Contributed Entity, or Property Owner or any of their Subsidiaries or Representatives has intentionally supplied any false or misleading information or failed to supply any pertinent information to any Governmental Authority related to the assessed valuation or any Property or any real property Tax.

(vii) The Real Property has rights of access to public ways and is served by electric, water, sewer, sanitary sewer and storm drain facilities adequate to service the Real Property.

(viii) No more than one percent (1%) of the apartment units in the Property are “off-line” (meaning they cannot be made “rent-ready” with routine maintenance) and at least eighty percent (80%) of the vacant units in the Contributed Properties are in so-called “rent-ready” condition.

(i) FF&E. The Property Owner has, and as of the Subsequent Closing Date will have, good and marketable title to the FF&E, except for any leased or licensed FF&E set forth on Schedule 6.1(i) attached hereto and by this reference made a part hereof, and such FF&E is (or will be at Subsequent Closing) free and clear of all Liens. There are no items owned or leased by the Existing Manager and used at the Property which would otherwise constitute FF&E.

(j) Contracts. Except with respect to any Required Capital Improvements which are not completed as of the Initial Closing Date, the only Contracts and amendments thereto that will be in effect on the Initial Closing Date that are not terminable without cause or penalty within sixty (60) days with respect to the Property Owner or the Property (the “Non-Terminable Contracts”) are as set forth in Schedule 6.1(j) (the “Schedule of Non-Terminable Contracts”). To the Contributors’ knowledge, the Property Owner has performed in all material respects all of its obligations under each Contract to which the Property Owner is a party or is subject and, to the Contributors’ knowledge, no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default by the Property Owner under any such Contract. Further, to the Contributors’ knowledge, all other parties to such Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder. True, complete and correct copies of the Contracts have been delivered to the Partnership. To the Contributors’ actual knowledge, the Contracts are in full force and effect, without material default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Contracts or as disclosed to the Partnership in writing at the time of such delivery. The Contracts constitute the entire agreements with such vendors relating to the Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements as have been delivered to the Partnership, and there are no other agreements with any third parties (excluding, however, the Leases and Permitted Encumbrances) affecting the Property which will survive the Initial Closing.

(k) No Consents. Except for matters relating to the satisfaction of the Closing Contingencies, neither the execution of this Agreement or any Transaction Document by the Contributors nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will require the approval, consent, authorization or act of, or the making by the Contributors of any declaration, filing or registration with any Person.

(l) Litigation. Except as disclosed in Schedule 6.1(l), there is no Proceeding pending or, to the Contributors’ knowledge, threatened against or relating to any Contributor, any Contributed Entity, the Property Owner, their Subsidiaries, the Existing Manager, or any of their respective assets, including but not limited to the Property, or with respect to Existing Manager, relating in any manner to the Property, or any of the officers, directors, managers or employees (in their capacities as such) of any of the foregoing Persons. Except as disclosed in Schedule 6.1(l), none of the Contributors, any Contributed Entity, the Property Owner, their Subsidiaries, or the Existing Manager is subject to any Court Order, or with respect to the Existing Manager, any Court Order relating in any manner to the Property. To the Contributors’ knowledge, the insurance coverages in the Property Owner’s insurance policies are adequate in character and amount to pay all liabilities relating to the matters required to be described on Schedule 6.1(l). There is no Proceeding pending or, to the Contributors’ knowledge, threatened against any Contributor, any Contributed Entity, the Property Owner, their Subsidiaries, (A) that questions the validity of this Agreement or any action taken or to be taken by any Contributor or Contributed Entity in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (B) that, individually and in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of any Contributor, any Contributed Entity or the Property Owner to perform its obligations under and consummate the transactions contemplated by this Agreement.

(m) FIRPTA. No Contributor is a “foreign person” within the meaning of Code Section 1445(f)(3), and each Contributor shall certify to that effect and certify its taxpayer identification number at the Initial Closing pursuant to Code Section 1445(b)(2).

(n) Environmental Matters. The Contributors have made available to the Partnership copies of all environmental reports or studies and indoor air quality reports prepared by third party consultants relating to the Property that are in the possession or control of any Contributor, any Contributed Entity, the Property Owner or their Subsidiaries. To the Contributors’ knowledge, and except for any matters which are disclosed in such reports and studies, no Hazardous Materials exist at the Property and the Property is in compliance with all Hazardous Materials Laws. Since the date the Contributors have owned any ownership interest in the Contributed Entity, none of the Contributors, the Contributed Entity, the Property Owner, their Subsidiaries or the Existing Manager has received any written notice from any Governmental Authority of any pending nor, to the Contributors’ knowledge, threatened action or Proceeding arising out of the environmental condition of the Property, Hazardous Materials located on the Property, or any alleged violation of any Hazardous Materials Laws.

(o) Employees. Neither the Contributed Entity, the Property Owner nor any of their Subsidiaries has employees.

(p) Construction Contracts; Mechanics’ Liens. At the Initial Closing, except with respect to any Required Capital Improvements which have not been completed, there will be no outstanding Contracts made by any Contributor, the Contributed Entity, the Property Owner, their Subsidiaries or Existing Manager, for the construction or repair of any Improvements relating to the Real Property which have not been fully paid for or will be paid in the Ordinary Course. Prior to Initial Closing, the Property Owner shall discharge and have released of record or bonded all mechanics’ or materialmen’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Initial Closing to the extent any such Lien is not insured over by the Title Company or bonded over pursuant to applicable Law.

(q) Loan Documents. The Loan Documents described in Exhibit C that encumber the Property constitute all of the material loan documents and related instruments in effect with respect to the Loan and have not been modified except as set forth in Exhibit C. The Loan Documents are in full force and effect. None of the Contributors, the Contributed Entities, the Property Owner, their Subsidiaries or the Existing Manager, has received written notice of default under any of the Loan Documents and, to the Contributors’ knowledge, there is no state of facts that, with the giving of notice or passage of time or both, would give rise to a default under any of the Loan Documents. Other than the Indebtedness related to the Loan, neither the Property, any Contributed Entity, the Property Owner nor their Subsidiaries is encumbered by any Indebtedness. As of the Effective Date, the outstanding principal balance of the Loan is $                    . The Property Owner has timely paid all amounts and performed all monetary obligations required of it by the Loan Documents. As of             , 201    , the amount of escrows or reserves held by the Property Owner for maintenance and capital repairs to the Property is $            and the amount held for such purposes by the Lender is $            .

(r) Special Assessments. None of the Contributors, the Contributed Entity, the Property Owner, their Subsidiaries or the Existing Manager has received any notice, or has any knowledge, of any existing or pending special assessments affecting the Property by any Governmental Authority, water or sewer authority, drainage district or any other special taxing district or other entity, other than as disclosed herein and has received no notice, and has no knowledge, of any assessments that may be levied after the Initial Closing by any Government Authority.

(s) Affiliate Transactions. All Contracts and other intercompany obligations between the Property Owner, on the one hand, and any Contributor, the Contributed Entity, their Subsidiaries or any of the Contributors’ other Affiliates, on the other hand, will be terminated satisfied, repaid, eliminated or cancelled at or prior to the Initial Closing. Except for the Organizational Documents of the Property Owner, there are no written Contracts between the Property Owner and any Contributor, the Contributed Entity, their Subsidiaries or any of the Contributors’ other Affiliates.

(t) Patriot Act.

(i) The Contributors represent and warrant that neither any Contributor, any Contributed Entity, the Property Owner, nor any of their Subsidiaries, constituents or affiliates, are in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public La 107-56, the “Patriot Act”).

(ii) The Contributors represent and warrant that neither any Contributor, the Contributed Entity, the Property Owner nor any of their Subsidiaries, constituents or affiliates, is a “Prohibited Person” which is defined as follows:

1) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

2) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

3) a person or entity with whom the Partnership or its successor or assignee is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering laws or regulations, including the Executive Order and the Patriot Act;

4) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

5) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf, or at any replacement website or other replacement official publication of such list; and

6) a person or entity who is affiliated with a person or entity listed above.

(iii) The Contributors represent and warrant that neither any Contributor, the Contributed Entity, the Property Owner, Existing Manager nor any of their Subsidiaries, constituents or affiliates, have or will: (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

(u) NO TAX REPRESENTATIONS. EACH CONTRIBUTOR REPRESENTS AND WARRANTS THAT IT IS NOT RELYING UPON ANY ADVICE OR ANY INFORMATION OR MATERIAL FURNISHED BY THE PARTNERSHIP OR ITS REPRESENTATIVES, WHETHER ORAL OR WRITTEN, EXPRESSED OR IMPLIED, OF ANY NATURE WHATSOEVER, REGARDING ANY TAX MATTERS.

(v) Investment Representations. Each Contributor that receives OP Units pursuant to this Agreement hereby represents and warrants to ATA and the Partnership that the following are true and correct on the date of this Agreement and shall be true and correct as of the Initial Closing Date and the Subsequent Closing Date.

(i) Each Contributor acknowledges that it has received, read, and fully understands the Investor Package. Each Contributor acknowledges that it is an Accredited Investor and is basing its decision to invest in the OP Units on the Investor Package and each Contributor has relied only on the information contained in said materials and has not relied upon any representations made by any other person. Each Contributor recognizes that an investment in the OP Units involves substantial risk and the Contributors are fully cognizant of and understand all of the risk factors related to such securities.

(ii) Each Contributor can bear and is willing to accept the economic risk of losing its entire investment in the OP Units. Each Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in such securities.

(iii) Each Contributor acknowledges that the offer and sale of the OP Units has not been accompanied by the publication of any public advertisement or by any general solicitation.

(iv) All information that each Contributor has provided to the Partnership concerning its suitability to invest in the OP Units is complete, accurate, and correct. Each Contributor hereby agrees to notify Partnership immediately of any material change in any such information occurring prior to the Subsequent Closing Date, including any information about changes concerning its net worth and financial position.

(v) Each Contributor has had the opportunity to ask questions of, and receive answers from, the Partnership, ATA and the officers of ATA concerning the terms and conditions of the OP Units being offered and sold pursuant to this Agreement and the Investor Package and to obtain any additional information deemed necessary to verify the accuracy of the information contained in the Investor Package. Each Contributor has been provided with all materials and information requested by either such Contributor or others representing such Contributor, including any information requested to verify any information furnished such Contributor.

(vi) Each Contributor is receiving the OP Units for such Contributor’s own account and for investment purposes only and has no present intention, agreement, or arrangement for the distribution, transfer, assignment, resale, or subdivision of such securities. The Contributors understand that, due to the restrictions as to transferability contained in the Partnership Agreement, the Charter (including the Articles Supplement) and the Governance Agreement, duly executed duly executed by ATA and by the parties thereto, and the lack of any market existing or to exist for the OP Units, the Contributors’ investment in the OP Units will be highly illiquid and may have to be held indefinitely.

(vii) Each Contributor understands that there may be restrictions on the transfer, resale, assignment, or subdivision of the OP Units imposed by applicable federal and state securities laws. Each Contributor is fully aware that the OP Units have not been registered with the SEC in reliance on the exemptions specified in Regulation D under the Securities Act of 1933, as amended, which reliance is based in part upon the Contributors’ representations set forth herein. Each Contributor understands that the OP Units have not been registered under applicable state securities laws and are being offered and sold pursuant to the exemptions specified in said laws, and unless they are registered, they may not be re-offered for sale or resold except in a transaction or as a security exempt under those laws.

(viii) Each Contributor understands that none of the Partnership, ATA or their owners, officers, employees, directors, general partners or Affiliates, or advisors represent such Contributor in any way in connection with the Contribution of the OP Units. Each Contributor also understands that legal counsel to the Partnership, ATA and their Affiliates does not represent, and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing, any Contributor.

(ix) EACH CONTRIBUTOR UNDERSTANDS THAT THE OP UNITS ISSUABLE TO THE CONTRIBUTORS PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE OP UNITS ARE SUBJECT TO

RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE OP UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF AN INVESTMENT IN THE OP UNITS OR THE ACCURACY OR ADEQUACY OF THE INVESTOR PACKAGE. EACH CONTRIBUTOR UNDERSTANDS THAT ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The representations and warranties made in this Agreement by the Contributors in Section 6.1 are made as of the Effective Date and, unless specified as being made as of the Effective Date, shall be deemed remade by each Contributor as of the Initial Closing Date and again as of the Subsequent Closing Date, with the same force and effect as if made on, and as of, the Initial Closing Date and the Subsequent Closing Date, respectively.

6.2 Due Diligence Materials. Within two (2) calendar days after the Effective Date, the Contributors shall, to the extent not previously provided or made available on a secure website for inspection by the Partnership or its Representatives, deliver to the Partnership, or otherwise make continuously available for inspection, all of the documents and information listed on Schedule 6.2 attached hereto (collectively, the “Due Diligence Materials”) to the extent they exist and are in the Contributors’ possession or control. From and after the Contributors’ delivery of the Due Diligence Materials to the Partnership, the Contributors shall within two (2) Business Days make available to the Partnership copies of any documentation or information which comes in the Contributors’ possession or control which supplements the Due Diligence Materials. The Contributors shall cooperate with the Partnership and provide or make reasonably available to its executives, managers, agents and all books, records and other items reasonably requested by the Partnership relating to the operations of the Property.

6.3 Access. The Contributors hereby grant to the Partnership and each of its employees, agents, consultants and contractors, subject to the rights of Tenants under the Leases, the right and permission from and after the date hereof to enter upon the Property, or any part thereof, at reasonable times, for the purpose of completing its inspections and studies permitted hereunder; provided, however, the Partnership shall provide reasonable advance written notice to the Contributors’ Representative prior to entry upon the Property so that a Representative of the Contributors may have the opportunity to be present during any inspections or studies conducted thereon and shall not unreasonably interfere with the use, occupancy or operation of the Property. The Partnership shall not perform any intrusive testing of the Property without the prior written consent of the Contributors’ Representative, which consent may be given or withheld in the Contributors’ Representative’s sole discretion. Specifically, the Partnership shall have the option to obtain, at its sole cost and expense, any such environmental reports as the Partnership and the lender under the Loan may desire, or updates to any such existing reports, for the Property, and to obtain and/or undertake, at its sole cost and expense, any other studies, investigations, evaluations, assessments, or other reports relating to the Property or any aspects thereof. The Partnership shall indemnify, defend and hold the Contributors harmless from any damage to the Property caused by the Partnership’s conduct of such inspection activities. Upon the completion of any inspection or test, the Partnership shall promptly restore the Property substantially to their condition prior to such inspection or test. The Partnership shall keep the Property free and clear of any liens and will indemnify, protect, defend, and hold the Contributors, the Contributed Entity, the Property Owner, their Subsidiaries and the Existing Manager, their respective officers, employees, and agents harmless from and against all claims (including any claim for damage to property or injury to or death of any persons), liabilities, obligations, liens or encumbrances, losses, damages, costs or expenses which directly result from entry onto the Property by the Partnership or the Partnership’s Representatives. This indemnity shall survive the Subsequent Closing or termination of this Agreement for six (6) months.

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP AND ATA.

To induce the Contributors to enter into this Agreement, the Partnership and ATA, as applicable, represent and warrant to the Contributors as follows:

7.1 Organization and Authorization. The Partnership is a limited partnership duly formed and validly existing in the state of its formation. ATA is a corporation duly incorporated and validly existing in the state of its incorporation. The Partnership and ATA have as taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other Transaction Document, and upon the execution and delivery of any Transaction Document to be delivered by the Partnership and ATA, such Transaction Document shall constitute the valid and binding obligation and agreement of Partnership and ATA enforceable against Partnership and ATA in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other Transaction Document is and shall have been prior to the Initial Closing Date, duly authorized to execute and deliver such documents on behalf of the Partnership and ATA. ATA discloses to the Contributors that on or before the Initial Closing, (a) ATA expects to (i) adopt and effect the Articles Supplement and amend its Charter and bylaws as contemplated by the Master Contribution Agreement, and (ii) amend the dividend reinvestment plan of ATA to adjust the share price to $8.15 per share, and (b) the Partnership expects to adopt and effect an amendment to the Partnership Agreement in the form attached hereto as Exhibit K and amend its partnership certificate to effect the name change.

7.2 No Consents. Except for matters relating to the satisfaction of the Closing Contingencies, neither the execution of this Agreement or any Transaction Document by the Partnership nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will require the approval, consent, authorization or act of, or the making by the Partnership of any declaration, filing or registration with any Person.

7.3 No Conflicting Agreements. Neither the execution of this Agreement or any Transaction Document by the Partnership nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will conflict with or result in the breach of any of the terms of any agreement or instrument to which the Partnership is a party.

7.4 Litigation. The Partnership has received no written notice of and no investigation, action or Proceeding is pending and, to the Partnership’s knowledge, no action or Proceeding is threatened and the Partnership has received no notice of, and to the Partnership’s knowledge, no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

7.5 Authorization of Issuance of Securities. The OP Units to be issued to the Contributors under this Agreement have been or will be duly authorized for issuance and sale to them by the Partnership and ATA, as applicable, and, when issued and delivered by the Partnership, pursuant to this Agreement, against payment of the Contribution Price set forth herein, will be validly issued and fully paid and non-assessable free and clear of any Lien. The OP Units conform to all statements relating thereto contained in the SEC Reports and such description conforms to the rights set forth in the instruments defining the same. Any certificates representing the OP Units, if any, are in due and proper form; no holder of thereof will be subject to personal liability by reason of being such a holder; and the issuance thereof is not subject to any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights of any securityholder of ATA or the Partnership.

7.6 No Registration of Securities. Assuming the accuracy of the representations and warranties of the Contributors in Section 6.1(v), it is not necessary in connection with the offer, sale and delivery of the OP Units to the Contributors in the manner contemplated by this Agreement to register such securities under the Securities Act.

7.7 Integration. None of ATA, the Partnership or any of their Affiliates has, directly or indirectly, (a) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the OP Units (or shares of ATA Common Stock issued in lieu thereof, if any) in a manner that would require the registration of such securities under the Securities Act or (b) offered, solicited offers to buy or sold the OP Units (or shares of ATA Common Stock issued in lieu thereof, if any) by any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

7.8 Financial. The Partnership has the requisite experience, and upon the closing of the transactions contemplated by the Master Contribution Agreement and the Cash Investment Agreement the Partnership shall have the financial ability, to close on the transactions contemplated by this Agreement and the Lender Approval Documents.

The representations and warranties made in this Agreement by the Partnership are made as of the Effective Date and shall be deemed remade by the Partnership as of the Initial Closing Date and again as of the Subsequent Closing Date, with the same force and effect as if made on, and as of, such date. As used in this Agreement, the phrase “to the Partnership’s knowledge” or words of similar import shall mean the actual knowledge of Stanley J. Olander, Jr. and Gus Remppies.

SECTION 8.	INTERIM OPERATION OF THE PROPERTY AND ADDITIONAL COVENANTS.

Each Contributor hereby covenants, and, as applicable, the Partnership hereby covenants as follows:

8.1 Compliance with Laws and Permitted Encumbrances. From the Effective Date to the Subsequent Closing Date, each Contributor shall, and shall cause the Property Owner to comply in all material respects with (i) all applicable Laws affecting the Property, (ii) all Leases and Contracts, and (iii) all terms, covenants and conditions of instruments of record affecting the Property including, without limitation, the Permitted Encumbrances.

8.2 General Operation. The Existing Manager will continue to manage the Property during the period between the Effective Date and the Subsequent Closing. Except as otherwise contemplated or permitted by this Agreement or approved by the Partnership in writing, from the Effective Date to the Subsequent Closing Date, each Contributor will, and will cause the Property Owner and the Existing Manager to, (i) operate, maintain, repair, and lease the Property in accordance with applicable Law and in the Ordinary Course and consistent with such Person’s past practices, including, without limitation, past practices regarding payment of trade payables or other liabilities, (ii) perform in all material respects all of landlords’ obligations under the Leases (other than Leases that are in the process of being terminated due to a Tenant’s default thereunder), not apply any tenant’s security deposit unless the tenant is out of its premises, not grant any concessions or reductions in rent or otherwise modify any Lease or waive compliance with any provision thereof, except in the Ordinary Course and consistent with current practice and Section 8.4 below, (iii) not dispose of or encumber all or any portion of the Property, except for dispositions or replacement of immaterial amounts of personal property in the Ordinary Course, (iv) not grant any raises to or terminate employment of any employees, (v) keep and maintain all existing insurance policies covering the Property in continuous force and effect, (vi) make timely payments of all principal and interest and reserve and escrow deposits required under the Loan Documents, and (vii) preserve the existence and good standing of Property Owner, the Contributed Entity and their Subsidiaries. Without limiting the foregoing, each Contributor shall, and shall cause the Contributed Entity, the Property Owner, their Subsidiaries and the Existing Manager to, in the Ordinary Course, file all renewal applications for the applicable Permits on a timely basis, enforce the Leases in all material respects and pay all costs and expenses of the Property which are the applicable Person’s responsibility to pay. Additionally, the Contributor agrees that it will, and will cause each Contributed Entity, the Property Owner and their Subsidiaries to use its commercially reasonable efforts to prevent any Material Adverse Change.

8.3 Maintenance; Contracts. Subject to the requirements and obligations set forth in Section 8.8, then between the Effective Date and the Subsequent Closing Date, each Contributor shall, and shall cause the Property Owner to, maintain the Property in substantially the same manner as prior hereto pursuant to the Property Owner’s Ordinary Course, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Real Property by casualty or other causes or events beyond the control of such Person. The Contributors shall not permit the Property Owner to make any withdrawals from any capital reserve accounts in amounts in excess of $10,000.00 without providing prior written notice to the

Partnership. Between the Effective Date and the Subsequent Closing Date, the Contributors shall not permit the Property Owner to enter into any Contract with respect to the Property which will survive the Subsequent Closing or will otherwise affect the use, operation or enjoyment of the Property after the Subsequent Closing, unless the Contributors first shall have obtained the Partnership’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

8.4 New Leases; Vacant Units. From the Effective Date to the Subsequent Closing Date, the Contributors shall cause the Property Owner not to enter into any new Leases with respect to the Property without the Partnership’s prior written consent unless such new Leases are on the Property Owner’s standard form residential lease, the rent and landlord concessions and incentives are consistent with the Property Owners’ current practices and current market conditions, and the Leases are otherwise entered into in the Ordinary Course of the Property Owners’ business of leasing and operating the Property.

8.5 Audits of the Property and Operations. From the Effective Date to the Subsequent Closing Date, each Contributor shall, and shall cause the Property Owner to, cooperate fully and in good faith, at no out-of-pocket cost to any such Person, with the Partnership’s audits of all financial information and operations relating to the Property as necessary to comply with applicable underwriting policies and securities law and corporate governance policies applicable to ATA and its Affiliates.

8.6 Financial Information. Commencing on execution of this Agreement until the Subsequent Closing, each Contributor shall, and shall cause the Property Owner to, deliver to the Partnership (i) on a weekly basis, a report of leasing activity at the Property, and (ii) on a monthly basis, updated operating statements and Rent Rolls, and a copy of the standard monthly income statement that is prepared by the Existing Manager.

8.7 Extraordinary Actions. The Contributors will not, and will cause the Property Owner, the Contributed Entity and their Subsidiaries to not: (i) issue, sell, transfer, pledge, dispose of, encumber or permit any Lien on the Property or any membership interests, partnership interests or any other securities, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any membership interests, partnership interests or any other securities of the Property Owner, the Contributed Entity and their Subsidiaries, (ii) purchase or redeem any membership interests, partnership interests or other securities of the Property Owner, the Contributed Entity or any of their Subsidiaries (iii) sell or transfer any of such Person’s assets other than in the Ordinary Course, (iv) incur any material obligations or liabilities or enter into any material transaction other than in the Ordinary Course, or (v) amend the Property Owner’s, the Contributed Entity’s, or any of their Subsidiaries’ Organizational Documents.

8.8 Capital Improvements. The Contributors shall, or shall cause the Property Owner to, complete or diligently pursue the capital improvement, life safety and/or licensure related projects and items set forth on Schedule 8.8 (the “Required Capital Improvements”) prior to the Subsequent Closing Date. If the Contributors, or the Property Owner, do not complete the Required Capital Improvements on or prior to the Subsequent Closing Date to the Partnership’s reasonable satisfaction in accordance with the previous sentence, the Partnership’s sole remedy shall be a decrease in the Agreed Contribution Value in an amount equal to the Partnership’s reasonable estimate of the remaining cost to complete the Required Capital Improvements, based upon the budgeted cost thereof as set forth on Schedule 8.8, and such amount shall be settled in accordance with the apportionments set forth in Section 9.1.

8.9 Delivery and Use of Annual Financial Statements. At the Partnership’s request, at any time before or after the Subsequent Closing, the Contributors shall provide to the Partnership’s and/or ATA’s designated independent auditor access to the books and records of the Contributors, the Contributed Entities, the Property Owner, their Subsidiaries and/or the Property, the working papers of the independent auditors of any of the foregoing Persons and all related information regarding the period for which ATA is required to have any of the foregoing audited to enable ATA to comply with any financial reporting requirements applicable to ATA, and the Contributors shall provide to such auditor a representation letter regarding such books and records in a customary form and otherwise reasonably acceptable to the Partnership and the Contributors.

8.10 Exclusivity. From and after the date hereof, none of the Contributors, the Contributed Entities, the Property Owner or any of their respective Subsidiaries, Representatives or anyone acting on behalf of any of them shall make any offers to, commence or continue any negotiations with, or enter into any written agreement with any other Person relating to the sale of the Property or the Interests (other than the Partnership and its Representatives) unless this Agreement is terminated pursuant to and in accordance with the provisions of this Agreement.

8.11 Tax Change Notices; Other Events. From and after the date hereof, the Contributors shall deliver to the Partnership copies of any property tax assessments or notices or any written notice from any Government Authority of its intent to conduct a Tax audit or Proceeding with respect to the Contributed Entity, Property Owner or any of its Subsidiaries, and shall promptly notify the Partnership of any (i) change in any condition with respect to the Real Property, (ii) notice of any violation issued in writing by any Governmental Authorities with respect to the Property, (iii) fire or other casualty affecting the Property, or (iv) event or circumstance which makes any representation or warranty of the Contributors to the Partnership under this Agreement materially untrue or misleading, or any covenant of the Contributors under this Agreement incapable or less likely of being performed.

8.12 Commercially Reasonable Efforts. The Contributors and the Partnership shall each use commercially reasonable efforts to satisfy their respective Closing Contingencies set forth in this Agreement. Additionally, the parties hereto shall collaborate in good faith with respect to the preparation of any and all offering memoranda, investor questionnaires, subscription materials, consent forms and other documents that are reasonably necessary or advisable in connection with the disclosure and consummation of the transactions contemplated by this Agreement.

8.13 Admission to Partnership. ATA, as general partner of the Partnership, shall take all actions necessary in order to cause the Contributors receiving OP Units to be admitted as limited partners of the Partnership on the Subsequent Closing Date but effective as of the Initial Closing Date.

SECTION 9.	APPORTIONMENTS; CLOSING COSTS.

9.1 Apportionments. The Partnership and the Contributors agree that, at and as of the date of the Initial Closing, all normal and customarily proratable items, including, without limitation, real estate taxes, personal property taxes, utility bills (except as hereinafter provided), invoiced rents and other income, and operating contract payments shall be prorated with respect to the Property as of the date of the Initial Closing, with Contributors being charged and credited for all of the same relating to the period up to the date of the Initial Closing and the Partnership being charged and credited for all of the same relating to the period on and after the date of the Initial Closing. All apportionments hereunder shall be settled in OP Units or as otherwise agreed by the parties as set forth in the Settlement Statement to be delivered at the Subsequent Closing.

(a) To the extent not covered by any tax escrows held by the Property Owner or the Lender, all real estate taxes, and items of income and expense with respect to the Property shall be prorated between the Contributors and the Partnership based upon amounts due and payable, on an accrual basis, in the calendar year in which the Initial Closing occurs except as set forth below. All prorations of real estate taxes shall be based upon the most recent available full year’s tax bills, and, if applicable, subject to re-proration when the actual tax bill for the applicable fiscal tax year in which the Initial Closing occurs is received. All escrow and reserve accounts (including without limitation, all capital improvement reserves and taxes and insurance escrows) held by the Lender in connection with the Loan with respect to the Property and those held by the Contributors shall follow the Property, and shall be prorated and credited to the Contributors in the manner set forth in the Settlement Statement.

(b) Invoiced rents and other charges, other than for Tenants who owe Delinquent Amounts (as hereinafter defined), shall be prorated. Prepaid rents and other charges shall be credited to the Partnership. Without limiting the foregoing, rent and all other sums which are due and payable to the Property Owner by any Tenant, whether or not collected as of the Initial Closing, shall be adjusted, but the Partnership shall not be required to cause the rent and other sums for the period prior to Initial Closing to be remitted to the Contributors if, as, and when collected. At the Initial Closing, the Contributors’ Representative shall deliver to the Partnership a schedule of all rent, charges and other amounts payable by Tenants after the Initial Closing with respect to which the Contributors are entitled to receive a share under this Agreement, and any amount due and owing to the Property Owner before the Initial Closing by Tenants under the Leases which are unpaid on the date of the Initial Closing (such amounts are collectively referred to herein as the “Delinquent Amounts”). Rental and other payments received by the Partnership from Tenants shall first be applied toward the Partnership’s actual out-of-pocket costs (including reasonable attorneys’ fees) of collection, and then toward the payment of current rent and other charges owed to the Partnership for periods after the Initial Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts; provided, however, that any rent received by the Partnership from Tenants who owe Delinquent Amounts during the month in which the Initial Closing occurs shall first be applied to the payment of such Tenants’ Delinquent Amounts, if any, with respect to the month in which the Initial Closing occurs, and not toward the payment of rent and other charges for previous or subsequent months. The Partnership may not waive any Delinquent Amounts or modify a Lease so as to reduce amounts or charges owed under Leases for any period in which the Contributors are entitled to receive a share of charges or amounts, without first obtaining the written consent of the Contributors. If a Delinquent Amount due the Contributors is not paid by a Tenant within the later of (i) sixty (60) days after the Initial Closing or (ii) sixty (60) days after billing therefor, the Contributors shall have the right to attempt to effect collection by litigation or otherwise so long as the Contributors do not take any action which would affect such Tenant’s right to occupy its leased premises or terminate its Lease. With respect to Delinquent Amounts owed by Tenants that are no longer Tenants of the Real Property as of the date of Initial Closing, the Contributors shall retain all rights relating thereto.

(c) To the extent security deposits, pet deposits or other deposits paid by Tenants under Leases are held in the name of the Property Owner, such deposits shall continue to be held by the Property Owner so as to be available to the Property Owner after the Initial Closing, or if such deposits are held by the Existing Manager, all such deposits shall be transferred to the applicable Property Owner or to the Partnership’s property manager prior to the Subsequent Closing. There shall be no apportionment or proration of any insurance premiums or costs or expenses related to the employment of any persons at the Property.

(d) The following items shall also be prorated between the Contributors and the Partnership as of the Initial Closing:

(i) Fuel, water and sewer service charges, and charges for gas, electricity, telephone and all other utility and fuel charges, as well as all deposits to utility companies, governmental entities or any other person shall be prorated ratably on the basis of the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices) to the extent not paid directly by Tenants under their respective Leases unless final meter readings and final invoices can be obtained. To the extent practicable, the Contributors’ Representative shall cause meters for utilities to be read not more than one (1) day prior to the date of the Initial Closing.

(ii) Assignable license and permit fees paid on an annual or other periodic basis.

(iii) Prepaid interest or other payments paid to the Lender under the Loan assumed or transferred as part of this transaction.

(iv) Cash then being held in the Property Owner (other than security deposits, as provided in Section 9.1(c) above) shall be prorated as of the Initial Closing and, notwithstanding the terms of Section 9.1(g) below, the applicable prorated amount shall be distributed to the Contributors immediately prior to the Subsequent Closing.

(v) Such other items that are customarily prorated in transactions of this nature (including, without limitation, any utilities paid by the Property Owner under the Leases).

(e) For purposes hereof, unless this Agreement terminates, the Partnership shall be deemed to be the owner of the Contributed Entity and the Property Owner and, therefore, entitled to the income from the Property and responsible for the expenses of the Property for the entire day upon which the Initial Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Initial Closing. To the extent information necessary to make such prorations is not available at the Initial Closing or is determined to be inaccurate or incomplete after the Initial Closing, the amount of such prorations shall be subject to adjustment in OP Units (or as otherwise agreed by the parties) after the Initial Closing as and when complete and accurate information becomes available and at the Subsequent Closing. All prorations shall otherwise be final. The Contributors and the Partnership agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Initial Closing as to all items except tax prorations, subject to mutual agreement to extend such sixty (60) day period, and in all events prior to the Subsequent Closing and with respect to tax prorations, the parties shall make such adjustments upon receipt of the actual tax bills covering the period in which the Initial Closing occurs. Except as set forth in this Section 9.1, all items of income and expense for the period prior to the Initial Closing will be for the account of the Contributors and all items of income and expense for the period on and after the Initial Closing will be for the account of the Partnership, all as determined by the accrual method of accounting. Bills received after the Initial Closing which relate to expenses incurred, services performed or other amounts allocable to the period prior to the Initial Closing shall be paid by the Contributors.

(f) Amounts on deposit with utility companies shall be credited to the Contributors. The Contributors shall, from and after the Initial Closing, at the Contributors’ sole cost and expense, have control over any ongoing tax appeals as to the Property that were commenced prior to the Initial Closing and that pertain solely to the periods that the Contributors owned the Contributed Entity. The Contributors shall, as applicable, retain all proceeds or reductions obtained from such appeals or pay all additional taxes or delinquencies imposed for such periods. The Contributors shall keep the Partnership informed as to any such appeals and to the extent that ongoing tax appeals pertain to periods that include any period after the Initial Closing or which are reasonably expected to result in higher tax assessment or payment, the Partnership shall be entitled to join in such appeal and/or pursue its own appeal, at the Partnership’s expense, from and after the date of the Initial Closing.

(g) Without limiting the terms of Sections 8.7 or 9.1(d)(iv) above, the parties acknowledge and agree that, from and after the Initial Closing until immediately prior to the Subsequent Closing, as provided in clause (ii) below, (i) the Contributed Entity shall not declare, pay or otherwise make provision for any dividends or distributions and (ii) immediately prior to the Subsequent Closing, in addition to any prorations, adjustments or other amounts payable by or to the Contributors with respect to the Contributed Entity or the Property, as provided herein, the Contributed Entity shall distribute to each Contributor receiving OP Units an amount equal to the amount such Contributor would have been paid as a distribution on account of the OP Units it will receive at the Subsequent Closing had such OP Units been issued and sold to such Contributor at the Initial Closing.

(h) The parties acknowledge and agree that the gross fair market value of the portions of the Property treated as personal property under the Code is equal to the tax basis in such personal property and at the Subsequent Closing, the parties will reasonably agree on a fair market value allocation of value between the Land and Improvements.

(i) The provisions of this Section 9.1 shall survive the Initial Closing.

9.2 Closing Costs.

(a) Partnership. The Partnership shall pay at the Initial Closing and Subsequent Closing all fees and expenses incurred in connection with the transactions contemplated herein, including but not limited to (i) all survey and title costs associated with the Real Property, (ii) all Loan Assumption Costs associated with the Lender Approval, (iii) all Transfer Taxes with respect to the Real Property, (iv) the Partnership’s other due diligence expenses, subject to Section 10.3, (v) the legal fees and expenses, audit fees and expenses, and financial advisory fees and expenses of the Partnership, and (vi) the legal fees and expenses, audit fees and expenses, and financial advisory fees and expenses of the Contributors, except as otherwise set forth in Section 9.2(b) below.

(b) Contributors. If this Agreement is terminated by the Partnership as a result of a default by the Contributors pursuant to Section 10.3 below, the Contributors shall be responsible for any and all legal fees and expenses, audit fees and expenses, and financial advisory fees and expenses of the Contributors and the Contributors’ Representative.

(c) Survival. The obligations of the parties under this Section 9.2 shall survive the Initial Closing.

SECTION 10.	TERMINATION; REMEDIES FOR PRE-CLOSING DEFAULTS.

10.1 Termination. Anything to the contrary herein notwithstanding, this Agreement shall terminate and the transactions contemplated hereby abandoned:

(a) Upon termination by either the Partnership or the Contributors if the Closing Contingencies have not occurred on or before the Outside Closing Date; or

(b) Automatically if the Master Contribution Agreement is terminated.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, then unless the terms of this Agreement, including Sections 10.3 and 10.4 below, specifically provide otherwise, no Person shall have any further obligations or liabilities hereunder, except for those obligations or liabilities which expressly survive the termination of this Agreement.

10.3 Partnership’s Remedies for Pre-Closing Default. Without affecting any rights contained in Article XI of the Master Contribution Agreement or in the Governance Agreement, if any Contributor shall fail to perform when it is obligated to do so any of the covenants and agreements contained herein and such condition or failure continues for a period of ten (10) Business Days after written notice thereof from the Partnership to the Contributors, then the Partnership’s sole remedy shall be either:

(a) to terminate this Agreement, in which event this Agreement shall be of no further force and effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement, and the Contributors shall, within three (3) Business Days following the termination, reimburse the Partnership for all actual out-of-pocket costs and expenses incurred by the Partnership in connection with this Agreement;

(b) to consummate the transactions contemplated hereby, notwithstanding such default, without any abatement or reduction in the Agreed Contribution Value on account thereof; or

(c) to compel specific performance of this Agreement, or if the remedy of specific performance is unavailable to the Partnership as a result of Contributed Entity’s intentional transfer of the Property (excluding the transfer of a portion of the Property due to a condemnation, or the transfer of immaterial amounts of personal property in the Ordinary Course) or the Contributors’ intentional transfer of the Interests to a Person other than the Partnership, other than as a result of a foreclosure, deed-in-lieu thereof, or similar lender remedy, then the Contributors shall reimburse the Partnership for all actual out-of-pocket costs and expenses incurred by the Partnership in connection with this Agreement.

THE PARTNERSHIP AND THE CONTRIBUTORS AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY PARTNERSHIP IF THIS AGREEMENT IS TERMINATED AS SET FORTH IN THIS SECTION 10.3 AND THE PARTNERSHIP AND THE CONTRIBUTORS AGREE THAT THE ABOVE DESCRIBED AMOUNTS CONSTITUTE A FAIR AND REASONABLE AMOUNT TO BE RECEIVED BY THE PARTNERSHIP AS AGREED AND LIQUIDATED DAMAGES FOR TERMINATION OF THIS AGREEMENT AS SET FORTH IN THIS SECTION 10.3, AS WELL AS A FAIR, REASONABLE AND CUSTOMARY AMOUNT TO BE PAID AS LIQUIDATED DAMAGES TO A PARTNERSHIP IN AN ARM’S LENGTH TRANSACTION OF THE TYPE CONTEMPLATED BY THIS AGREEMENT UPON A DEFAULT BY CONTRIBUTOR THEREUNDER; AND RECEIPT BY THE PARTNERSHIP OF SUCH AMOUNTS UPON THE CONTRIBUTORS’ DEFAULT HEREUNDER SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE.

10.4 Contributors’ Remedy for Pre-Closing Default. If the Partnership shall fail to perform when it is obligated to do so any of the covenants and agreements contained herein and such condition or failure continues for a period of ten (10) Business Days after written notice thereof from the Contributors, then the Contributors’ sole remedy shall be either:

(a) to terminate this Agreement and this Agreement shall be of no further force and effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement, and the Partnership shall, within three (3) Business Days following the termination, (i) pay to the Contributors (allocated prorata among the Contributors in accordance with their respective Interests) the sum of One Hundred Thousand Dollars ($100,000.00) as liquidated damages, and (ii) reimburse the Contributors for all actual out-of-pocket costs and expenses incurred by the Contributors in connection with this Agreement;

(b) to consummate the transactions contemplated hereby, notwithstanding such default, without any abatement or reduction in the Agreed Contribution Value on account thereof; or

(c) to compel specific performance of this Agreement.

THE PARTNERSHIP AND THE CONTRIBUTORS AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY THE CONTRIBUTORS IF THIS AGREEMENT IS TERMINATED AS SET FORTH IN THIS SECTION 10.4 AND THE PARTNERSHIP AND THE CONTRIBUTORS AGREE THAT THE PAYMENT REQUIRED BY THIS AGREEMENT CONSTITUTES A FAIR AND REASONABLE AMOUNT TO BE RECEIVED BY THE CONTRIBUTORS AS AGREED AND LIQUIDATED DAMAGES FOR TERMINATION OF THIS AGREEMENT AS SET FORTH IN THIS SECTION 10.4, AS WELL AS A FAIR, REASONABLE AND CUSTOMARY AMOUNT TO BE PAID AS LIQUIDATED DAMAGES TO A CONTRIBUTOR IN AN ARM’S LENGTH TRANSACTION OF THE TYPE CONTEMPLATED BY THIS AGREEMENT UPON A DEFAULT BY THE PARTNERSHIP THEREUNDER; AND RECEIPT BY THE CONTRIBUTORS OF THE PAYMENT REQUIRED BY THIS AGREEMENT UPON THE PARTNERSHIP’S DEFAULT HEREUNDER SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE.

10.5 Limitations on Liability.

(a) In General. The parties hereto confirm and agree that in each instance herein where a party or its Affiliates is entitled to payment or reimbursement for damages, costs or expenses pursuant to the terms and conditions of this Agreement, any payment or reimbursement made to such party shall be conclusively deemed to be for the account of both such party and its Affiliates, it being acknowledged and agreed that a payment or reimbursement made to such party for damages, costs or expenses shall be sufficient to satisfy all claims for payment or reimbursement of such party and its Affiliates. The parties further confirm and agree that no party hereto (a “Non-Performing Party”) will be deemed to be in default hereunder or be liable for any breach of its representations and warranties under this Agreement if its failure to perform an obligation hereunder is based solely on the non-performance of another party to this Agreement (which other party is not an Affiliate of the Non-Performing Party) or where all conditions precedent to the obligation of such Non-Performing Party to consummate the Initial Closing or Subsequent Closing under Sections 4 or 5, as applicable, have not been fulfilled.

(b) Maximum Liability Amount. Notwithstanding anything to the contrary contained in this Agreement, if the Subsequent Closing of the transactions hereunder shall have occurred: (i) the Contributors shall have no liability (and the Partnership shall make no claim against the Contributors) for a breach of any representation or warranty or any other obligation of the Contributors or for indemnification under this Agreement or any document executed by the Contributors in connection with this Agreement which relates in any manner to the transactions contemplated hereby unless and only to the extent the valid claims for all such breaches and indemnifications collectively aggregate to more than Ten Thousand Dollars

($10,000.00) (the “Basket”) and the liability of the Contributors under this Agreement and such other documents delivered in connection with the transactions contemplated hereby shall in no event exceed (except as provided below), in the aggregate, an amount equal to One Hundred Thousand Dollars ($100,000.00) (the “Cap”); and (iii) in no event shall the Contributors be liable for any consequential or punitive damages.

(c) Constituent Liability. No constituent member or partner in or agent of the Partnership, the Contributors, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in the Partnership or the Contributors, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the Partnership, the Contributors and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to the Partnership’s and the Contributors’ assets for the payment of any claim or for any performance, and the Partnership and the Contributors, on behalf of themselves and their respective successors and assigns, hereby waive any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in the Partnership or the Contributors (or in any other constituent member or partner thereof), nor any obligation of any constituent member or partner in the Partnership or the Contributors (or in any other constituent member or partner thereof) to restore a negative capital account or to contribute capital to the Partnership or the Contributors (or to any other constituent member or partner thereof), shall at any time be deemed to be the property or an asset of the Partnership or the Contributors or any such other constituent member or partner (and neither the Partnership, the Contributor nor any of their respective successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute). Notwithstanding the foregoing to the contrary, the provisions of this Section 10.5(c) shall have no impact on, and shall be superseded by, any agreement, whether entered into prior to or after the Effective Date, related to the allocation of assets and/or liabilities between the Contributors, their respective successors and assigns, or any constituent member, partner or subsidiary thereof.

(d) The terms of this Section 10 shall survive the Initial Closing and the Subsequent Closing.

SECTION 11.	INDEMNIFICATION.

11.1 Contributor’s Indemnity. The Contributors, jointly and severally, hereby agree to indemnify and hold the Partnership and its successors and assigns, ATA, and their respective employees, directors, members, partners, affiliates and agents harmless of and from all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) which they may suffer or incur by reason of (a) any breach by the Contributors of their representations or warranties contained in this Agreement, (b) any act or cause of action occurring or accruing prior to the Subsequent Closing Date and arising from the ownership of the Interests or the Contributed Entity prior to the Subsequent Closing Date, and (c) the ownership or operation of the Contributed Entity or the Property and relating to the period prior to the Subsequent Closing Date, including, without limitation, actions or claims relating to damage to property or injury to or death of any person occurring or arising during the period prior to the Subsequent Closing Date, or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time prior to the Subsequent Closing Date.

11.2 Partnership’s Indemnity. ATA and the Partnership jointly and severally, hereby agree to indemnify and hold the Contributors, the Contributed Entity, the Property Owner and their respective employees, directors, members, partners, affiliates and agents (the “Contributor Indemnitees”) harmless of and from all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) which the Contributor Indemnitees may suffer or incur by reason of (a) any breach by the Partnership of its representations or warranties contained in this Agreement, (b) any act or cause of action occurring or accruing on or after the Subsequent Closing Date and arising from the ownership of the Interests or the Contributed Entity on or after to the Subsequent Closing Date, and (c) the ownership or operation of the Contributed Entity, the Property Owner or the Property and relating to the period on or after the Subsequent Closing Date, including, without limitation, actions or claims relating to damage to property or injury to or death of any person occurring or arising during the period on or after the Subsequent Closing Date, or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’ operations at any time on or after the Subsequent Closing Date.

11.3 Indemnification Procedure. All claims for indemnification pursuant to Sections 11.1 or 11.2 (“Claims”) shall be made in a reasonably detailed writing, which shall include, without limitation, the amount so demanded for such Claim (to the extent readily calculable), by the party seeking to be indemnified (the “Indemnified Party”) and sent to the addresses set forth in the notice provisions set forth herein (the “Indemnification Notice”). The making of a Claim pursuant to a properly delivered and reasonably detailed Indemnification Notice shall toll the running of the limitation period set forth above with respect to that specific Claim. The party from which indemnification is sought (the “Indemnifying Party”) shall have ten (10) days after such Indemnification Notice is received to either (i) agree to the Indemnified Party’s demand, or (ii) refuse such demand for indemnification. Should the Indemnifying Party fail to respond to the Indemnified Party’s Indemnification Notice within such ten (10) day period, the Indemnifying Party shall be deemed to have agreed to indemnify the Indemnified Party as requested in such Indemnification Notice. In the event that the Indemnifying Party refuses to indemnify the Indemnified Party pursuant to such Indemnification Notice, the Indemnified Party shall be free to pursue such Claim for indemnity pursuant to the terms of this Agreement with any court of competent jurisdiction.

11.4 Survival. The Terms of this Section 11 shall survive the Initial Closing and Subsequent Closing.

SECTION 12.	TAX MATTERS.

12.1 Tax Matters. The Contributors on a joint and several basis shall pay and indemnify, without duplication, the Contributed Entity, the Property Owner, their Subsidiaries, ATA and the Partnership for the following Taxes (and all related Adverse Consequences, including all out-of-pocket expenses incurred in defending an audit or other claim relating to such Taxes, but excluding any Transfer Taxes):

(a) all such Taxes resulting from a breach of a representation or warranty contained in Section 6.1(f) or a breach of any provision of this Section 12;

(b) with respect to such Taxes attributable to any Pre-Closing Tax Period: (i) all such Taxes of each Contributed Entity, the Property Owner and each of their Subsidiaries; and (ii) all such Taxes of any other Person that any Contributed Entity, the Property Owner or any of their Subsidiaries is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred in such Pre-Closing Tax Period; and

(c) with respect to such Taxes attributable to any Straddle Period: (i) the Taxes of each Contributed Entity, the Property Owner and each of its Subsidiaries attributable to the portion of such Straddle Period that ends on the Initial Closing Date, as determined under Section 12.2; and (ii) the Taxes of any other Person that any Contributed Entity, the Property Owner or any of their Subsidiaries is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred on or before the Initial Closing Date, as determined under Section 12.2.

12.2 Allocation of Taxes. For purposes of determining the amount of Taxes that relate to Pre-Closing Tax Periods, and Straddle Periods for purposes of any obligation to indemnify for Taxes under Section 12.1, the parties agree to use the following conventions:

(a) Taxes in the form of interest, penalties, additions to tax or other additional amounts that are actually incurred, accrued, assessed or similarly charged on or after the Initial Closing Date but that relate to Taxes that accrued on or before the Initial Closing Date shall be treated as occurring prior to the Initial Closing Date;

(b) Except for Transfer Taxes and any other Taxes for which the Partnership is responsible hereunder and for real estate taxes (apportioned pursuant to Section 9.1), for all Taxes that are payable with respect to any Straddle Period, the portion of such Tax that is attributable to the portion of the Straddle Period ending on the Initial Closing Date shall be allocated between the portion of the period ending on the Initial Closing Date and the portion of the period beginning after the Initial Closing Date using the following conventions:

(i) in the case of such Taxes resulting from, or imposed on, net or gross income, Taxes resulting from, or imposed on, any sale, receipt, use, transfer or assignments of property or other asset, or Taxes resulting from, or imposed on, any payment or accrual of any amounts (including, without limitation, dividends, interest, or wages), the amount allocated to the portion of the period ending on the Initial Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Period if such Person filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Period ending on the Initial Closing Date using a “closing of the books” methodology for allocating items of such Tax Return; and

(ii) in the case of all other such Taxes, the amount allocated to the portion of the period ending on the Initial Closing Date shall equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Initial Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the affects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Initial Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

12.3 Cooperation. Each the parties hereto shall provide the Partnership and the Contributors with such assistance as may reasonably be requested in connection with the preparation of any Tax Return or any audit or other Proceeding by any Governmental Authority relating to liabilities for Taxes. Such assistance shall, upon reasonable written notice, include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The Contributors shall provide to the Partnership, the Property Owner and the Contributed Entity with any information that the Contributed Entity and the Property Owner reasonably requests to allow the Partnership, the Property Owner or such Contributed Entity to comply with any information reporting requirements under the Code or other applicable Law.

12.4 Tax Returns.

(a) Pre-Closing Tax Periods. The Contributors shall cause each Contributed Entity, the Property Owner and each of their Subsidiaries to prepare and timely file all Tax Returns of the Contributed Entity, the Property Owner and each of their Subsidiaries for any Pre-Closing Tax Periods, and the Contributors shall remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Periods.

(b) Straddle Periods and Post-Closing Periods. The Partnership shall cause each Contributed Entity, the Property Owner and each of their Subsidiaries to prepare and timely file all Tax Returns of the Contributed Entity, the Property Owner and each of their Subsidiaries for all taxable periods of each Contributed Entity, the Property Owner or any of their Subsidiaries other than the Pre-Closing Tax Periods, and the Partnership shall remit or cause to be remitted any Taxes due in respect of such taxable periods. At least 15 days prior to the deadline for the filing of any Tax Return for a Straddle Period (and before the Partnership files such Tax Return), the Partnership shall furnish to the Contributors’ Representative a draft of such Tax Return and Contributors’ Representative shall have the right to review, provide the Partnership written comments on, and approve the portion of such draft Tax Return that relates to Taxes allocable to the portion of the Straddle Period for which the Contributors are responsible.

12.5 Claims; Tax Proceedings. If any Governmental Authority issues to any Contributed Entity, the Property Owner or any of their Subsidiaries a written notice of its intent to conduct an audit or other Proceeding with respect to Taxes, a written notice of deficiency, a written notice of an assessment, a written notice of a proposed adjustment, a written assertion of claim for the payment that relates to Taxes or Tax Returns of any Contributed Entity, the Property Owner or any of their Subsidiaries for a Pre-Closing Tax Period or for a Straddle Period and for which Contributor is obligated to pay or indemnify the Partnership (collectively, a “Tax Claim”), Partnership shall notify the Contributors’ Representative within ten (10) Business Days. The Contributed Entity shall control any Proceeding with respect to a Tax Claim (a “Tax Contest”); provided, however, that with respect to (a) any Tax Claim related to Taxes for a Pre-Closing Tax Period, (b) any Tax Claim related to Taxes for a Straddle Period or (c) with respect to any Tax Claim for which the Contributors would be responsible for all or a portion of such Tax Claim, the Contributors’ Representative may, at the Contributors’ sole cost and expense, participate in such Tax Consent, and any settlement or other disposition of any such Tax Contest may only be made with the consent of the Contributors’ Representative.

12.6 Certain Tax Elections. The Contributors shall not have allowed any Contributed Entity, the Property Owner or any of their Subsidiaries prior to, on, or after the Initial Closing Date to, make, revoke, or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with any Governmental Authority, settle any Tax claim or assessment relating to any Contributed Entity, the Property Owner or any of their Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Contributed Entity, the Property Owner or any of their Subsidiaries, or take any other similar action (or omit to take any action) relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing a Tax liability of any Contributed Entity, the Property Owner or any of their Subsidiaries for any period ending after the Initial Closing Date.

12.7 Other Treatment.

(a) The Contributors and the Partnership agree for all relevant Tax purposes to treat all indemnification payments to the Partnership pursuant to this Agreement as adjustments to the Agreed Contribution Value.

(b) It is the intent of the Contributors and the Partnership that the transfer by each Contributor of Interests to the Partnership in exchange for OP Units shall be treated as a tax-deferred contribution of assets to the Partnership under Section 721 of the Code.

12.8 Other Provisions. The provisions of this Section 12 shall govern all indemnity claims with respect to Taxes, including, without limitation, claims related to a breach of a representation or warranty contained in Section 6.1(e) or a breach of any provision of this Section 12.

12.9 Survival. The obligations of the Contributors to pay or indemnify for a Tax under this Section 12 shall expire upon the expiration of the applicable statute of limitations

(after taking into account any waiver, extension, tolling, or mitigation thereof) of the underlying Tax; provided, however, to the extent that the Contributors’ obligation to pay a Tax arises under a contract or other agreement or arrangement, the Contributors’ obligations under this Section 12 shall not expire until sixty (60) after the expiration of such Contributors’ obligation to pay such Tax under the contract or other agreement or arrangement. All other obligations of the Contributors under this Section 12 shall survive until fully performed.

SECTION 13.	MISCELLANEOUS.

13.1 Drafts not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the contribution and sale of the Property. The parties shall be legally bound with respect to the contribution and sale of the Interests pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and each Contributor and the Partnership have fully executed and delivered to each other a counterpart of this Agreement.

13.2 Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim any brokerage commissions, finder’s fees or similar payments or other compensation for bringing about this Agreement or the transactions contemplated hereby. The Contributors shall indemnify and hold harmless the Partnership, and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Contributors. The Partnership shall indemnify and hold harmless the Contributors and their successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Partnership. Nothing contained in this Section 13.2 shall be deemed to create any rights in any third party. The provisions of this Section 13.2 shall survive the Initial Closing and the Subsequent Closing hereunder and any termination of this Agreement.

13.3 Publicity. Except to the extent ATA or the Partnership deems it necessary or advisable in order to satisfy their disclosure obligations under the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, and all regulations promulgated thereunder, or as may otherwise be required by Law, none of the Contributors, the Contributors’ Representative, or their respective Affiliates, on the one hand, nor ATA, the Partnership or their respective Affiliates, on the other hand, may issue any press release or other public announcement relating to this Agreement or the transaction contemplated hereby without the prior written approval of the other. In the event ATA or the Partnership deems it necessary or appropriate to issue any press release, file any report of filing with the SEC or make any other public announcement relating to this Agreement or the transaction contemplated hereby, the Partnership shall first consult with and reasonably consider any comments or suggestions of the Contributors’ Representative with respect thereto. Nothing contained herein shall be deemed to prohibit or limit the Partnership’s ability to make any disclosures it deems necessary or advisable to rating agencies, the Lender (including its servicers), the Title Company, potential sources of financing, financial analysts, accountants, attorneys, or to Governmental Authorities in order to satisfy the Closing Contingency set forth in Section 4.5 or to obtain zoning or Property information.

13.4 Notices.

(a) All notices, requests, demands, consents, approvals, elections and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally, (ii) when sent by electronic mail or facsimile (which is confirmed by the intended recipient) or (iii) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Contributors’ Representative, the Contributors or any Contributor, to:	DeBartolo Development LLC 4401 W. Kennedy Boulevard, 3rd Floor Tampa, Florida 33609 Attn: Edward M. Kobel Fax: (813) 676-7696 Email: ekobel@DeBartoloDevelopment.com

with a copy to:	Gray Robinson, P. A. 201 N. Franklin Street, Suite 2200 Tampa, Florida 33602 Attn: Michael J. Nolan Fax: (813) 273-5039 Email:mnolan@gray-robinson.com

If to the Partnership or ATA, to:	Apartment Trust of America Holdings, L.P. 4901 Dickens Road, Suite 101 Richmond, Virginia 23230 Attn: Stanley J. Olander, Jr. Fax: (804) 244-0199 Email: jolander@atareit.com with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219-4074

Attn:     Daniel M. LeBey, Esq.

Fax:      (804) 788-8218

Email:   dlebey@hunton.com

Attn:     Andrew J. Tapscott, Esq.

Fax:      (804) 788-8218

Email:   atapscott@hunton.com

If to Title Company, to:	Chicago Title Company 5501 LBJ Freeway, Suite 200 Dallas, Texas 75240 Attn: Debby S. Moore Fax: (214) 570-0210 Email: debby.moore@cttdallas.com

(b) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

13.5 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

13.6 Assignment; Successors and Assigns. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties; provided, however, the Partnership may assign this Agreement in whole or in part to any of Partnership’s Affiliates; provided, however, such assignment shall not in any way release the Partnership from its obligations or liabilities under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

13.7 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

13.8 Counterparts, Entire Agreement, Amendments. This Agreement may be executed in two (2) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

13.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES RECOGNIZE THAT, WITH RESPECT TO SOME OF THE PROPERTY, IT MAY BE NECESSARY FOR THE PARTIES TO COMPLY WITH CERTAIN ASPECTS OF THE LAWS OF OTHER STATES IN ORDER TO CONSUMMATE THE CONTRIBUTION AND SALE OF THE PROPERTY PURSUANT HERETO. THE PARTIES AGREE TO COMPLY WITH SUCH OTHER LAWS TO THE EXTENT NECESSARY TO CONSUMMATE THE CONTRIBUTION AND SALE OF THE PROPERTY. IT IS THE PARTIES’ INTENT THAT THE PROVISIONS OF THIS AGREEMENT BE APPLIED TO THE PROPERTY IN A MANNER THAT RESULTS IN THE GREATEST CONSISTENCY POSSIBLE.

(b) For the purposes of any suit, action or proceeding involving this Agreement, the Contributors and the Partnership hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of New York and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service; provided that a reasonable time for appearance is allowed, and the Partnership agrees that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party. In furtherance of such agreement, the Partnership agrees upon the request of any party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(c) The Partnership hereby irrevocably waives any objection that the Partnership may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of New York and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

13.10 Performance on Business Days. All time periods expire at 5:00 p.m. Eastern Time on the last day of such time period. In the event the date on which performance or payment of any obligation of a party required hereunder, or the expiration of each period of time hereunder, is other than a Business Day, the time for payment or performance, or the expiration of such time period, shall automatically be extended to the first Business Day following such date.

13.11 Attorneys’ Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

13.12 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that (except as and to the extent specifically provided for herein) no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of contributor and acquiror.

13.13 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.14 Further Assurances. At and after the Initial Closing Date and the Subsequent Closing Date, the parties agree to execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and to make effective the transactions contemplated hereby.

13.15 Force Majeure. “Force Majeure” shall mean any Act of God, earthquake, hurricane, flood, fire, or extraordinary weather condition; riot, war, or order of a civil, military or naval authority; strikes, labor disputes, or any other course of events reasonably beyond Buyer’s or the Contributors’ control. In the event that either party shall claim a delay based upon Force

Majeure, such party shall immediately advise the other of the commencement and resolution of any Force Majeure event. All time periods shall be extended for the period of time during which the Force Majeure event existed. Such party’s failure to timely advise the other of a Force Majeure event shall be deemed a waiver of such party’s right to claim Force Majeure with respect to such event.

13.16 Time of Essence. Time is of the essence of this Agreement, and of each and every provision hereof, and in the performance of all conditions and covenants to be performed or satisfied by any party hereto.

13.17 Contributors’ Representative. If at any time the Contributors’ Representative ceases to be the manager of one or both of the Contributors, then each Contributor hereby irrevocably constitutes and appoints the Contributors’ Representative, acting singly, as its true and lawful agent, proxy and attorney-in-fact and authorizes the Contributors’ Representative acting for such Contributors and in such Contributors’ name, place and stead, in any and all capacities to do and perform every act and thing reasonably necessary or desirable to be done in connection with the transactions contemplated hereby, as fully to all intents and purposes as such Contributors might or could do in person, except to the extent that this Agreement specifically provides for an action to be taken by or for, or a notice to be delivered to, the Contributors, including for the purposes of: (i) performing the duties of the Contributors’ Representative as set forth in this Agreement; (ii) accepting from the Partnership the payment of the Agreed Contribution Value, and distributing to each Contributor its portion of such funds; (iii) changing the time, date or place of the Initial Closing or Subsequent Closing; (iv) granting any consent or waiver required or desired of the Contributors by the Partnership pursuant to this Agreement; (v) representing the Contributors in connection with any indemnification related matter, including disputing or settling any claim by the Partnership; (vi) determining the presence (or absence) of claims for payment pursuant to this Agreement or any agreement executed in connection herewith; (vii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as the Contributors’ Representative reasonably deems necessary or prudent in connection herewith; and (viii) taking any action and executing and delivering all documents contemplated by this Agreement and any other instruments which the Contributors’ Representative may deem necessary or advisable to accomplish the purposes of this Agreement. Each Contributor hereby grants unto the Contributors’ Representative full power and authority to do and perform each and every act as is described under this Section 13.17, as fully to all intents and purposes as the Contributors might or could do in person, hereby ratifying and confirming all that the Contributors’ Representative has lawfully done consistent herewith and may lawfully do or cause to be done by virtue hereof. Each Contributor hereby agrees by executing this Agreement that the foregoing agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Contributors’ Representative and shall survive the bankruptcy of such Person. Each Contributor hereby acknowledges and agrees that upon execution of this Agreement any delivery by the Contributors’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Contributors’ Representative in accordance with this Section 13.17 or any decisions made by the Contributors’ Representative in accordance with this Section 13.17 shall be binding on such Person as fully as if such Person had executed and delivered such documents or made such decisions. The Contributors’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Contributor, except in respect of amounts received by Contributors’ Representative on behalf of a Contributor. The Contributors’ Representative shall not be liable to any Contributor for any action taken or omitted by it or any agent employed by it under this Agreement or any other agreement executed in connection herewith or therewith, except that the Contributors’ Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Contributors’ Representative shall not be liable to any Contributor for any apportionment or distribution of payments made by it in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Contributor to whom payment was due, but not made, shall be to recover from the other Contributors, as applicable, any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement. The actions of the Contributors’ Representative are fully and completely binding and the Partnership is entitled to rely upon the provisions of this Section 13.17.

13.18 All or Nothing Transaction. Pursuant to the terms of this Agreement, the Contributors agree to contribute to the Partnership, and the Partnership agrees to receive from Contributors, all of the Interests of the Contributed Entity in consideration for the Agreed Contribution Value. The sale of the Interests shall be on an “all or nothing” basis, and the Partnership shall not be required to consummate the transactions contemplated by this Agreement unless all of the Contributors convey all of the Interests to the Partnership.

13.19 Survival. Except for the provisions of this Agreement which are expressly intended to survive the termination of this Agreement or the Subsequent Closing, the rights and obligations of each party hereto shall not survive the termination of this Agreement or the Subsequent Closing.

13.20 ATA’s SEC Filings. The Contributors acknowledges that the Partnership is a subsidiary of ATA, which is a publicly registered company that is required to disclose the existence of this Agreement upon full execution and to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that may include audited and unaudited financial statements with respect to the Property, the Property Owner, the Contributed Entity and their Subsidiaries, including the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist ATA in preparing the SEC Filings and any required audited financial statements, the Contributors agree to (a) within thirty (30) days after the date of this Agreement, and at ATA’s request, any time thereafter until the first anniversary of the Subsequent Closing Date, deliver an audit inquiry letter regarding pending litigation and other matters in the form attached hereto as Exhibit I (the “Audit Inquiry Letter”) to the Contributors’ counsel prior to Subsequent Closing and deliver to ATA an executed letter from such counsel in response to the Audit Inquiry Letter as soon as reasonably practicable thereafter, (b) at ATA’s request at any time until the first anniversary of the Subsequent Closing Date, deliver a representation letter in the form requested by ATA’s auditors to ATA, and (c) provide ATA, within thirty (30) days after the date of this Agreement, such financial and other data and information relating to the Property, the Property Owner, the Contributed Entity and their Subsidiaries as ATA and its registered independent accounting firm may reasonably require in order to enable ATA and its registered independent accounting firm to prepare such audited and unaudited financial statements with respect to the Contributed Property, the Property Owner, the Contributed Entity and their Subsidiaries as ATA deems necessary to include in its SEC Filings, including but not limited to (i) access to bank statements for the Audited Year and Stub Period, (ii) Rent Roll as of the end of the Audited Year and Stub Period, (iii) operating statements for the Audited Year and Stub Period (iv) access to the general ledger for the Audited Year and Stub Period, (v) cash receipts schedule for each month in the Audited Year and Stub Period, (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period, (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period, (viii) check register for the three (3) months following the Audited Year and Stub Period, (ix) copies of all insurance documentation for the Audited Year and Stub Period, (x) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period, (xi) an executed assurance or representation letter from the Contributors to ATA’s registered independent accounting firm in a form acceptable to ATA (provided that in no event shall the Contributors have any liability to ATA or such registered independent accounting firm for the assurances or representations made therein, but the Contributors shall reasonably cooperate, at no cost or expense to the Contributors, in connection with such audit, including, if required by ATA’s registered independent accounting firm, answering a standard Statement on Auditing Standards No. 99 questionnaire from such registered independent accounting firm). The provisions of the foregoing Section shall survive the Subsequent Closing for a period of 365 days. The Partnership or ATA shall reimburse the Contributors for its actual and documented out-of-pocket expenses in connection with compliance with this Section.

13.21 Legends.

(a) For as long as the OP Units and the ATA Common Stock, if any, issued pursuant to this Agreement are not registered under the Securities Act, each certificate evidencing such securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED OR HYPOTHECATED IN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

(b) In addition to any legends required by the Charter, for as long as the ATA Common Stock, if any, issued pursuant to this Agreement or upon the redemption of OP Units issued pursuant this Agreement is subject to the restrictions set forth in the Governance Agreement and the Registration Rights Agreement, each certificate evidencing such securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS

SET FORTH IN THE CORPORATE GOVERNANCE, VOTING AND RESALE RESTRICTION AGREEMENT, DATED AS OF AUGUST 3, 2012, AND THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF AUGUST 3, 2012, RELATING TO APARTMENT TRUST OF AMERICA, INC. AND, AMONG OTHER THINGS, MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH RESTRICTIONS. COPIES OF SUCH AGREEMENTS ARE ON FILE WITH THE SECRETARY OF THE ISSUER AND ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREOF. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENTS.”

If any such shares of ATA Common Stock cease to be subject to the restrictions referred to above, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares of ATA Common Stock without the legends required by this Section 13.21(b) endorsed thereon.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Contribution and Sale Agreement to be executed as a sealed instrument as of the Effective Date.

PARTNERSHIP:

APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership

By:	Apartment Trust of America, Inc., a Maryland corporation
Its:	General Partner

	By:	/s/ Stanley J. Olander, Jr.
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer and Chairman of the Board of Directors

ATA:

APARTMENT TRUST OF AMERICA, INC., a Maryland corporation

By:	/s/ Stanley J. Olander, Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer and
Chairman of the Board of Directors

[Signature Page of Esplanade Interest Contribution Agreement]

CONTRIBUTORS’ REPRESENTATIVE:

DEBARTOLO DEVELOPMENT, LLC, a Delaware limited liability company

By:	/s/ Edward M. Kobel
Name:	Edward M. Kobel
Title:	Manager

CONTRIBUTORS:

DK ESPLANADE, LLC, a Florida limited liability company

By:	DeBartolo Development, LLC
Its:	Manager

	By:	/s/ Edward M. Kobel
	Name:	Edward M. Kobel
	Title:	Manager

DK ESPLANADE II, LLC, a Florida limited liability company

By:	DeBartolo Development, LLC
Its:	Manager

	By:	/s/ Edward M. Kobel
	Name:	Edward M. Kobel
	Title:	Manager

[Signature Page of Esplanade Interest Contribution Agreement]

Exhibit A

Legal Description of the Land

Lot 5, AMERICANA UNIT ONE, according to the plat thereof, recorded in Plat Book 4, Page 100, Public Records, Orange County, Florida.

Exhibit B

Rent Roll

Exhibit C

Loan Documents

1.	Multifamily Mortgage, Assignment of Rents and Security Agreement by and between Esplanade Apartments, LLC, a Florida limited liability company, as mortgagor, and PNC Bank, National Association, a national banking association, as mortgagee, dated November 21, 2011, recorded November 23, 2011, in Official Record Book 10297, Page 6137, of the Public Records of Orange County, Florida.

2.	Assignment of Security Instrument from PNC Bank, National Association, a national banking association, as assignor, to Federal Home Loan Mortgage Corporation, as assignee, dated November 21, 2011, recorded November 23, 2011 in Official Records Book 10297, Page 6159, of the Public Records of Orange County, Florida.

3.	UCC-1 Financing Statement listing Esplanade Apartments, LLC, as debtor, and Federal Home Loan Mortgage Corporation, as secured party, filed November 23, 2011 in Official Records Book 10297, Page 6162, of the Public Records of Orange County, Florida.

4.	UCC-1 Financing Statement listing Esplanade Apartments, LLC, as debtor, and Federal Home Loan Mortgage Corporation, as secured party, filed , 20 in the Secretary of State’s Office of the State of Florida, as File No. .

5.	Multifamily Note (CME) effective November 21, 2011, from Esplanade Apartments, LLC, a Florida limited liability company, as borrower, and PNC Bank, National Association, a national banking association, in the original principal amount of $9,150,000.00.

6.	Guaranty (CME and Portfolio) effective November 21, 2011, from DeBartolo Real Estate Investments, LLC, a Florida limited liability company, as guarantor, for the benefit of PNC Bank, National Association, a national banking association.

7.	Operations and Maintenance Agreement—Asbestos dated November 21, 2011, by and between Esplanade Apartments, LLC, a Florida limited liability company, as borrower, and PNC Bank, National Association, a national banking association, as lender.

8.	Operations and Maintenance Agreement—Mold dated November 21, 2011, by and between Esplanade Apartments, LLC, a Florida limited liability company, as borrower, and PNC Bank, National Association, a national banking association, as lender.

9.	Assignment of Management Agreement and Subordination of Management Fees (CME) dated November 21, 2011, among Esplanade Apartments, LLC, a Florida limited liability company, as borrower, PNC Bank, National Association, a national banking association, as lender, and GREP Southeast, LLC, a Delaware limited liability company, as property manager.

10.	Recycled Borrower Certification (CME) dated November 21, 2011.

11.	Agreement to Amend or Comply dated November 21, 2011, by Esplanade Apartments, LLC, a Florida limited liability company.

12.	Tax Authorization Form dated November 21, 2011.

13.	Internal Revenue Service Form W-9.

14.	Multifamily Loan and Security Agreement (CME) dated November 21, 2011, between Esplanade Apartments, LLC, a Florida limited liability company, as borrower, and PNC Bank, National Association, a national banking association, as lender.

Exhibit D

Form of Tax Protection Agreement

Exhibit E

Form of Assignment and Assumption Agreement

Exhibit F

Form of Interest Assignments

Exhibit G

Form of Loan Indemnification Agreement

Exhibit H

Release of Claims

Exhibit I

Form of Audit Inquiry Letter

Exhibit J

Form of Joinder to Registration Rights Agreement

Exhibit K

Form of Amendment to Partnership Agreement

Exhibit L

Form of Governance Agreement

Exhibit M

Form of Articles Supplement

Exhibit N

Form of Cash Investment Agreement

Exhibit O

Form of Escrow Agreement

Exhibit P

Form of Joinder to Partnership Agreement

Schedule 1

List of Other Contribution Agreements

1.	Interest Contribution Agreement dated August 3, 2012 by and among DK Bay Breeze LLC, as Contributor, DeBartolo Development, LLC, as Contributor’s Representative, Apartment Trust of America Holdings, L.P., and Apartment Trust of America, Inc., pertaining to the Bay Breeze Villas in Cape Coral—Ft. Myers, Florida.

2.	Interest Contribution Agreement dated August 3, 2012 by and among DK Andros II, LLC, as Contributor, DeBartolo Development, LLC, as Contributor’s Representative, Apartment Trust of America Holdings, L.P., and Apartment Trust of America, Inc., pertaining to the Andros Isles Apartments in Daytona Beach, Florida.

Schedule 2.2(c)

Objections List

None

Schedule 3.2(c)(ii)

List of Contributors Eligible for Tax Protection

1.	DK Esplanade, LLC

2.	DK Esplanade II, LLC

Schedule 6.1(b)

Capitalization and Title to Interests

Owner of Interests in Contributed Entity	Percentage Ownership in Contributed Entity
DK Esplanade, LLC	90%
DK Esplanade II, LLC	10%
Total:	100%

Schedule 6.1(d)

List of Subsidiaries

None

Schedule 6.1(i)

Leased FF&E

Schedule 6.1(j)

Schedule of Non-Terminable Contracts

Schedule 6.1(l)

Litigation

Schedule 6.2

Due Diligence Material

1.	Property Conditions Reports
2.	Certificates of Occupancy
3.	Site Plans and Floor Plans
4.	As-Built Plans and Specifications
5.	Property Photographs
6.	Preliminary Title Report, Title Policies, and Underlying Title Documents
7.	Existing Surveys
8.	Zoning Compliance Reports and Zoning Compliance Letters
9.	Rent Roll
10.	Income and Expense Statements, Year End Financial and monthly Operating Statements for 2009 – 2011 and 2012 Year to Date
11.	2012 Operating Budget
12.	Report of Past 3 Years’ Capital Improvements
13.	Capital Budget for Forward 3 Years
14.	Aged Delinquency Report
15.	Lease Expiration Report
16.	Security Deposit and Pet Deposit Reports
17.	General Ledger Report
18.	Service, Maintenance, Repair, Leasing, Pest Control, Supply and Management Contracts, and Equipment Leases
19.	Utility Bills (past 2 years)
20.	Utility Permits and Deposits
21.	Property Tax Bills and All Assessments (past 3 years)
22.	All Environmental Reports and any other environmental related inspections or mitigation reports
23.	All Engineering/Physical Condition/Soils Reports
24.	Termite Report and Termite Bond
25.	Copies of pending insurance claims
26.	Personal Property and Inventory List
27.	ADA Report
28.	All Warranties and Guarantees
29.	Standard Lease Form
30.	Resident Demographic Report
31.	Permits, Licenses, and Governmental Approvals
32.	Insurance Certificate and a statement of insurance coverage and premiums by policy type and copies of insurance policies for the fire, extended coverage and public liability insurance maintained by or for the benefit of the Property or the Property Owner
33.	All contracts for repair or capital replacement covering work performed at the Real Property during the immediately preceding three (3) years if the contract price was in excess of $10,000
34.	Seismic Report (if any)
35.	Flood Insurance (if any)
36.	Litigation or Condemnation Proceedings (if any)
37.	Tenant Leases (to be available at the property)

Schedule 8.8

Required Capital Improvements